UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Dell Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2009

June 1, 2009

Dear Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to Dell’s 2009 Annual Meeting of Stockholders. The meeting will be held on Friday, July 17, 2009, at 8:00 a.m. Central Daylight Time, in Ballrooms B and C of the Austin Convention Center, 500 E. Cesar Chavez, Austin, Texas 78701. For your convenience, we are also offering a Webcast of the meeting. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

You will find information regarding the matters to be voted on in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We are sending many of our stockholders a notice regarding the availability of this proxy statement, our Annual Report on Form 10-K for Fiscal 2009 and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

You may visit www.dell.com/investor to access an interactive Fiscal 2009 Year-in-Review, as well as various web-based reports, executive messages and timely information on Dell’s global business.

This meeting is for Dell stockholders. To attend the meeting in person, you will need an admission ticket or an account statement showing your ownership of Dell stock as of May 22, 2009, and proper photo identification. An admission ticket can be printed at www.proxyvote.com, or is included in the proxy materials if you received a paper copy of the proxy materials.

Whether or not you plan to attend the meeting in person, please submit your vote using one of the voting methods described in the attached materials. Submitting your vote by any of these methods will not affect your right to attend the meeting and vote in person should you so choose. However, if your shares are held through a broker or other nominee, you must obtain a legal proxy from the record holder of your shares in order to vote at the meeting.

If you have any questions concerning the meeting, please contact our Investor Relations Department at 512-728-7800 or Investor_Relations@dell.com. For questions regarding your stock ownership, you may contact our transfer agent, American Stock Transfer & Trust Company, at 800-937-5449 or www.amstock.com.

Sincerely,

Michael S. Dell

Chairman of the Board and Chief Executive Officer

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DELL INC.

One Dell Way

Round Rock, Texas 78682

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Friday, July 17, 2009

Time	8:00 a.m., Central Daylight Time

Place	Austin Convention Center – Ballrooms B and C

500 E. Cesar Chavez

Austin, Texas 78701

Webcast	www.dell.com/investor

Proposals	Proposal 1 – Election of Directors

Proposal 2 – Ratification of Independent Auditor

Stockholder Proposal 1 – Reimbursement of Proxy Expenses

Stockholder Proposal 2 – Adopt Simple Majority Vote

Record Date	May 22, 2009

Voting Methods	Internet — Go to www.proxyvote.com

Telephone — Use the toll-free number shown on the proxy card or voting instruction card

Written ballot — Complete and return a proxy or voting instruction card (if you received a paper copy)

In person — Attend and vote at the meeting

Stockholders will also transact any other business properly brought before the meeting. At this time, the Board of Directors knows of no other proposals or matters to be presented.

This Notice of Annual Meeting and Proxy Statement is accompanied by the Annual Report on Form 10-K for Fiscal 2009.

On behalf of the Board of Directors:

Lawrence P. Tu, Secretary

June 1, 2009

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WEBCAST OF ANNUAL MEETING

We are pleased to offer a Webcast of our 2009 annual meeting, and viewers, like attendees, will have the ability to ask questions online during the question and answer session. If you choose to view the Webcast, go to www.dell.com/investor shortly before the meeting time and follow the instructions provided. If you miss the meeting, you can view a replay of the Webcast on that site.

Please note that you will not be able to vote your shares via the Webcast. If you plan to view the Webcast, please submit your vote using one of the methods described in these materials by 11:59 p.m., Eastern Daylight Time, on July 16, 2009.

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PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by Dell Inc., on behalf of the Board of Directors (the “Board”), for the 2009 Annual Meeting of Stockholders. This proxy statement and the related proxy form are being distributed to stockholders on or about June 5, 2009.

You can vote your shares using one of the following methods:

•	Vote through the Internet at www.proxyvote.com using the instructions included in the notice regarding the Internet availability of proxy materials, the proxy card or voting instruction card;
•	Vote by telephone using the instructions on the proxy card or voting instruction card if you received a paper copy of the proxy materials;
•	Complete and return a written proxy or voting instruction card if you received a paper copy of the proxy materials; or
•	Attend and vote at the meeting (See “Additional Information – Voting by Street Name Holders”).

Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy or voting instruction card. Unless you are planning to vote at the meeting, your vote must be received by 11:59 p.m., Eastern Daylight Time, on July 16, 2009.

Even if you submit your vote by one of the first three methods mentioned above, you may still vote at the meeting if you are the record holder of your shares or hold a legal proxy from the record holder. See “Additional Information – Voting by Street Name Holders.” Your vote at the meeting will constitute a revocation of your earlier proxy or voting instructions.

Stockholders are being asked to consider four proposals at the meeting. The following is a summary of the proposals and the voting recommendations of the Board:

SUMMARY OF PROPOSALS

Proposal	Board Recommendation

1 — Election of Directors	FOR

2 — Ratification of Independent Auditor	FOR

Stockholder Proposal 1 — Reimbursement of Proxy Expenses	AGAINST

Stockholder Proposal 2 — Adopt Simple Majority Vote	AGAINST

The details of each proposal are set forth below.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The first proposal to be voted on at the meeting is the election of directors. The directors elected at this meeting will serve until the next annual meeting of stockholders. The Board has nominated all of the current directors, other than Alan (A.G.) Lafley and Michael A. Miles, for re-election to the Board. Mr. Breyer was appointed to the Board in April 2009 upon the recommendation of a third party search firm. The nominees for election at the annual meeting are:

James W. Breyer	Donald J. Carty
Michael S. Dell	William H. Gray, III
Sallie L. Krawcheck	Judy C. Lewent
Thomas W. Luce, III	Klaus S. Luft
Alex J. Mandl	Sam Nunn

Biographical information about each of the nominees is included under “Director Information” below.

The Board recommends a vote “FOR” all nominees.

Mr. Lafley and Mr. Miles, who are currently serving as directors, are retiring from the Board. Mr. Lafley has been a member of the Board since July 2006 and Mr. Miles has been a member of the Board since February 1995. Their retirements will be effective at the annual meeting. In accordance with the company’s Certificate of Incorporation and Bylaws, the Board will decrease the size of the Board from twelve to eleven effective at the annual meeting. The Governance and Nominating Committee is continuing its search for an additional Board member in accordance with the Company’s Corporate Governance Principles. Because there are ten nominees, proxies cannot be voted for more than ten Board members.

If a nominee becomes unable or unwilling to accept nomination or election, the Board will either select a substitute nominee or reduce the size of the Board. If you have submitted a proxy and a substitute nominee is selected, your shares will be voted for the election of the substitute nominee.

The Board has no reason to believe that any nominee would be unable or unwilling to serve if elected.

According to the Bylaws, each of the above-named nominees will be elected to the Board if he or she receives affirmative (“FOR”) votes from the holders of a majority of the shares of common stock represented at the meeting and entitled to vote. Under our Corporate Governance Principles, if a nominee fails to receive the requisite majority vote, he or she will be required to submit his or her resignation. Any tendered resignation will be evaluated by the remaining independent directors. In determining whether to accept or reject the resignation, or take other action, the Board may consider all factors it deems relevant. The Board will act on the tendered resignation, and will publicly disclose its decision and rationale, within 90 days following certification of the stockholder vote. If no nominees receive the requisite majority vote at the meeting, the incumbent Board will nominate a new slate of nominees and hold a special meeting for the purpose of electing those nominees within 180 days after the certification of the stockholder vote. In this circumstance, the incumbent Board will continue to serve until new directors are elected and qualified. The foregoing provisions apply to elections in which the number of nominees does not exceed the number of directors to be elected. In the event of an election in which the number of nominees exceeds the number of directors to be elected, nominees will be elected by a plurality vote.

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Director Information

Set forth below is current biographical and other information about the persons who will make up the Board following the meeting, assuming election of the nominees named above.

James W. Breyer Age: 47 Director since April 2009 No Board Committees	Mr. Breyer is currently a Partner with Accel Partners in Palo Alto, California. Mr. Breyer has been an investor in over thirty consumer internet, media, and technology companies that have completed public offerings or successful mergers. Prior to his joining Accel in 1985, Mr. Breyer worked as a management consultant at McKinsey & Company and in product marketing and management at Apple Computer and Hewlett Packard. Mr. Breyer is currently on the Board of Directors of Wal-Mart Stores, Inc., where he is the Lead/Presiding Independent Director. He also serves on the board of Marvel Entertainment where he is the founding Chairman of the Strategic Planning Committee. He is on the board of several private companies such as Facebook, and is on the Strategic Investment Committee/Board of Accel-KKR, IDG-Accel China Funds, and Facebook Seed Fund. Mr. Breyer is also on the Board of the Associates of the Harvard Business School, Pacific Community Ventures, Stanford Technology Ventures Program, Technet, and is a Trustee of the San Francisco Museum of Modern Art and of The Menio School. In addition, Mr. Breyer is Chairman of the Stanford Engineering Venture Fund.

Donald J. Carty Age: 62 Director since December 1992 No Board Committees	Mr. Carty is the former Vice Chairman and Chief Financial Officer of Dell, having held that office from January 2007 until June 2008. In that role, he was responsible for all finance functions, including controller, corporate planning, tax, treasury operations, investor relations, corporate development, risk management, and corporate audit. Mr. Carty was the Chairman and Chief Executive Officer of AMR Corporation and American Airlines from 1998 until his retirement in 2003. He served in a variety of executive positions with AMR Airline Group and American Airlines from 1978 to 1985 and from 1987 to 1999. Mr. Carty was President and Chief Executive Officer of CP Air in Canada from 1985 to 1987. After his retirement from AMR and American in 2003, Mr. Carty was engaged in numerous business and private investment activities with a variety of companies. Mr. Carty is also a director of Barrick Gold Corporation, Hawaiian Holdings L.L.C., Gluskin Sheff and Associates, and Talisman Energy Inc.

Michael S. Dell Age: 44 Director since May 1984 No Board committees	Mr. Dell currently serves as Chairman of the Board and Chief Executive Officer. He has held the title of Chairman of the Board since he founded the Company in 1984. Mr. Dell served as Chief Executive Officer of Dell from 1984 until July 2004 and resumed that role in January 2007. He serves on the Foundation Board of the World

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Economic Forum, serves on the executive committee of the International Business Council, and is a member of the U.S. Business Council. He also sits on the governing board of the Indian School of Business in Hyderabad, India.

William H. Gray, III Age: 67 Director since November 2000 Board committees: Governance and Nominating, Leadership Development and Compensation	Mr. Gray is Chairman of the Amani Group (a consulting and advisory firm), a position he has held since August 2004. Mr. Gray was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired in June 2004. He was a member of the United States House of Representatives from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee and Chairman of the House Democratic Caucus and Majority Whip. He is an ordained Baptist Minister and last pastored at Bright Hope Baptist Church of Philadelphia from 1972 until 2007. Mr. Gray is also a director of J.P. Morgan Chase & Co., Prudential Financial Inc., Visteon Corporation and Pfizer Inc.

Sallie L. Krawcheck Age: 44 Director since July 2006 Board committees: Finance, Governance and Nominating	Until January 2009, Ms. Krawcheck served as the Chairman of Citi Global Wealth Management. From March 2007 until September 2008, Ms. Krawcheck served as Chief Executive Officer and Chairman for Citi Global Wealth Management. From 2002 until March 2007, Ms. Krawcheck served as Chief Financial Officer and Head of Strategy for Citigroup Inc. She was also a member of the Citi Management, Operating and Business Heads Committees. Ms. Krawcheck joined Citi in October 2002 as Chairman and Chief Executive Officer of Smith Barney. Prior to joining Citi, Ms. Krawcheck was Chairman and Chief Executive Officer of Sanford C. Bernstein & Company. She also served as an Executive Vice President of Bernstein’s parent company, Alliance Capital Management, from 1999 to 2001. Ms. Krawcheck is a member of the Board of Directors of the University of North Carolina at Chapel Hill Foundations, Inc., the Board of Directors of Carnegie Hall, Board of Overseers of Columbia Business School and the Board of Trustees for the Economic Club of New York.

Judy C. Lewent Age: 60 Director since May 2001 Board committees: Audit, Finance (Chair),	Until September 2007, Ms. Lewent served as the Executive Vice President, Chief Financial Officer of Merck & Co., Inc. She served as Chief Financial Officer of Merck starting in 1990 and also held various other financial and management positions after joining Merck in 1980. Ms. Lewent is also a director of Motorola, Inc. and Thermo Fisher Scientific Inc. Ms. Lewent is a trustee and the chairperson of the audit committee of the Rockefeller Family Trust, a life member of the Massachusetts Institute of Technology Corporation and a member of the American Academy of Arts and Sciences.

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Thomas W. Luce, III Age: 68 Director from November 1991- September 2005 and September 2006 - present Board committees: Audit	Mr. Luce currently serves as President, Chief Executive Officer, and Director of the National Math and Science Initiative Inc., a not-for-profit organization dedicated to expanding programs that have a proven positive impact on math and science education. He served as United States Assistant Secretary of Education for Planning, Evaluation and Policy Development from July 1, 2005, until his resignation September 1, 2006. From 1997 until 2005, Mr. Luce was a partner of the business advisory firm Luce & Williams, Ltd. Mr. Luce was a founding partner and managing partner of the law firm of Hughes & Luce, LLP from 1973 until his retirement from the firm in 1997, and was Of Counsel with that law firm until December 2003.

Klaus S. Luft Age: 67 Director since March 1995 Board committees: Audit	Mr. Luft is the founder and Chairman of the Supervisory Board of Artedona AG, a privately held mail order e-commerce company established in 1999 and headquartered in Munich, Germany. He is also owner and President of Munich-based MATCH — Market Access Services GmbH & Co., KG. Since August 1990, Mr. Luft has served as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. From March 1986 to November 1989, he was Chief Executive Officer of Nixdorf Computer AG, where he served for more than 17 years in a variety of executive positions in marketing, manufacturing, and finance. Mr. Luft is the Honorary Consul of the Republic of Estonia in the State of Bavaria.

Alex J. Mandl Age: 65 Director since November 1997 Board committees: Audit (Chair), Governance and Nominating	Mr. Mandl is currently the non-Executive Chairman of Gemalto, a company resulting from the merger of Axalto Holding N.V. and Gemplus International S.A. From June 2006 until December 2007, Mr. Mandl served as Executive Chairman of Gemalto. Before June 2006, Mr. Mandl was President, Chief Executive Officer and a member of the Board of Directors of Gemplus, positions he held since August 2002. He has served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., which offered business customers an alternative to the Bell Companies for local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services Inc. Mr. Mandl is also a board member of Hewitt Associates, Inc., Horizon Lines, Inc. and Visteon Corporation.

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Sam Nunn (Presiding Director) Age: 70 Director since December 1999 Board committees: Finance, Leadership Development and Compensation	Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. He was a Senior Partner at the law firm of King & Spalding, Atlanta, Georgia, from 1997 until 2003. From 1972 through 1996, he served as a United States Senator from Georgia. During his tenure as Senator, he served as Chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations. He also served on the Intelligence and Small Business Committees. Mr. Nunn also serves as a director of Chevron Corporation, The Coca-Cola Company and General Electric Company.

Corporate Governance

Corporate Governance Principles — The Board believes that adherence to sound corporate governance policies and practices is important in ensuring that our company is governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of the stockholders. The Board maintains a set of Corporate Governance Principles intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others. A copy of those principles can be found on our website at www.dell.com/corporategovernance.

Director Independence — The Board believes that the interests of the stockholders are best served by having a substantial number of objective, independent representatives on the Board. For this purpose, a director will be considered to be “independent” only if the Board affirmatively determines that the director does not have any direct or indirect material relationship with Dell that may impair, or appear to impair, the director’s ability to make independent judgments.

The Board has recently evaluated all relationships between each director and Dell and has made the following determinations with respect to each director’s independence:

DIRECTOR INDEPENDENCE

Director	Status[a]
Mr. Breyer	Independent[b]
Mr. Carty	Not Independent[c]
Mr. Dell	Not independent[d]
Mr. Gray	Independent
Ms. Krawcheck	Independent[e]
Mr. Lafley	Independent[f]
Ms. Lewent	Independent
Mr. Luce	Independent[g]
Mr. Luft	Independent[h]
Mr. Mandl	Independent
Mr. Miles	Independent[i]
Mr. Nunn	Independent

a –	Unless otherwise noted, the Board’s determination that a director is independent was made on the basis of the standards set forth in the Corporate Governance Principles that are located at on our website at www.dell.com/corporategovernance.

b –	Mr. Breyer serves as a partner of Accel Partners. Dell has previously made investments as a limited partner in the Accel Internet Fund III L.P. (in October 1999) and the Accel Internet Fund IV L.P. (in May 2001). Additionally, Michael Dell, through his investment company MSD Capital, made an investment as a limited partner in the Accel Internet Fund III L.P. in October 1999. The Board considered these investments in assessing Mr. Breyer’s independence.

c –	Until June 2008, Mr. Carty served as our Vice Chairman and Chief Financial Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

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d –	Mr. Dell serves as our Chairman of the Board and Chief Executive Officer and, therefore, is not independent in accordance with the standards set forth in the Corporate Governance Principles.

e –	During Fiscal 2009, Ms. Krawcheck served as Chairman and Chief Executive Officer of Citi Global Wealth Management. During Fiscal 2009, we were both a customer of and a supplier to Citi, and the Board considered those relationships in assessing Ms. Krawcheck’s independence.

f –	Mr. Lafley serves as Chairman and Chief Executive Officer of The Procter & Gamble Co., and during Fiscal 2008, we were a supplier to Procter & Gamble. In addition, Mr. Lafley is a director of the United Negro College Fund, and we made contributions to the UNCF during Fiscal 2008. The Board considered those relationships in assessing Mr. Lafley’s independence.

g –	Mr. Luce serves as the President and Chief Executive Officer and a director of the National Math and Science Initiative, Inc. (“NMSI”), a not-for-profit organization dedicated to expanding programs that have a proven impact on math and science. The Michael and Susan Dell Foundation donated $1,500,000 to NMSI in Fiscal 2009. After considering all the surrounding facts and circumstances, the Board concluded that this relationship is not material and does not otherwise impair, or appear to impair, Mr. Luce’s ability to make independent judgments and, therefore, does not prevent Mr. Luce from being considered an “independent” director. In addition to the small size of the contribution in relation to NMSI’s total expected funding, the Board considered the following facts: (a) NMSI’s charitable purposes are squarely within the historical philanthropic focus of The Michael and Susan Dell Foundation; and (b) Mr. Luce is not compensated by NMSI and, thus, derives no financial benefit from the contribution.

h –	Mr. Luft serves as Vice Chairman and International Advisor to Goldman Sachs Europe Limited. During Fiscal 2009, we were a supplier to Goldman Sachs. The Board considered this relationship in assessing Mr. Luft’s independence.

i –	Mr. Miles’ son, Michael Miles, Jr., is President and Chief Operating Officer of Staples, Inc. Dell supplies products to Staples which Staples sells to its retail customers. The Board considered this relationship in assessing Mr. Miles’ independence.

The Board will continue to monitor the standards for director independence established under applicable law or NASDAQ listing requirements and will ensure that Dell’s Corporate Governance Principles continue to be consistent with those standards.

Board Committees — The Board maintains the following committees to assist it in discharging its oversight responsibilities. The current membership of each committee is indicated above with the directors’ biographical information.

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Audit Committee — The Audit Committee assists the Board in fulfilling its responsibility to provide oversight with respect to the integrity of Dell’s financial statements and reports and other disclosures provided to stockholders, the system of internal controls, the audit process, Dell’s compliance with legal requirements and the compliance of Dell’s directors and executive officers with the Code of Conduct. Its primary duties include appraising our financial reporting activities and the accounting standards and principles followed; reviewing the scope and adequacy of Dell’s internal and financial controls; reviewing the plans, activities and resources of the internal audit function; and reviewing the scope and results of the audit plans of Dell’s independent and internal auditors. The Audit Committee also selects, engages, compensates and oversees the independent auditor and pre-approves all services to be performed by that firm.

The Audit Committee is comprised entirely of directors who satisfy the standards of independence established under the Corporate Governance Principles, as well as additional or supplemental independence standards applicable to audit committee members established under applicable law and NASDAQ listing requirements. The Board has determined that each Audit Committee member meets the NASDAQ “financial literacy” requirement and that Mr. Mandl and Ms. Lewent are “financial experts” within the meaning of the current rules of the Securities and Exchange Commission.

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Leadership Development and Compensation Committee — The Leadership Development and Compensation Committee reviews and recommends to the full Board the amounts and types of compensation to be paid to the Chairman and Chief Executive Officer; reviews and approves the amounts and types of compensation to be paid to our other executive officers and the non-employee directors; reviews and approves, on behalf of the Board, salary, bonus and equity guidelines for Dell’s other employees; and administers our stock-based compensation plans. The Leadership Development and Compensation Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles.

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Finance Committee — The Finance Committee oversees all areas of corporate finance, including capital structure, equity and debt financings, capital expenditures, merger and acquisition activity, cash management, banking activities and relationships, investments, foreign exchange activities and share repurchase activities. The Finance Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles.

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Governance and Nominating Committee — The Governance and Nominating Committee oversees all matters of corporate governance, including formulating and recommending to the full Board governance policies and processes, reviewing and approving ethics and compliance policies, and monitoring the independence of members of the Board; selects, evaluates and recommends to the full Board qualified candidates for election or appointment to the Board; makes recommendations regarding the structure and membership of the Board committees; and administers an annual self-evaluation of Board performance. This committee is also responsible for monitoring, on behalf of the Board, Dell’s sustainability and corporate responsibility activities and initiatives. The Governance and Nominating Committee is comprised entirely of directors who satisfy the standards of independence established in our Corporate Governance Principles.

The Governance and Nominating Committee’s policies and processes for identifying, evaluating, and selecting director candidates, including candidates recommended by stockholders, are set forth in “Additional Information — Director Nomination Process” below.

Each committee is governed by a written charter approved by the full Board. These charters form an integral part of the Corporate Governance Principles, and a copy of each charter can be found on our website at www.dell.com/corporategovernance.

Meetings and Attendance — During Fiscal 2009, the full Board met 7 times, the Audit Committee met 10 times, the Leadership Development and Compensation Committee met 8 times, the Finance Committee met 6 times, and the Governance and Nominating Committee met 3 times. All directors attended at least 75% of the meetings of the full Board and the meetings of the committees on which they served.

It is our policy that each director is expected to attend the annual meeting of stockholders, and that policy has been incorporated into our Corporate Governance Principles. All directors attended last year’s annual meeting with the exception of Mr. Carty.

Communicating with Directors — Stockholders may send communications to the Board as a whole, the independent directors as a group, any Board committee, the Presiding Director, or any other individual member of the Board. Any stockholder who wishes to send such a communication may obtain the appropriate contact information at www.dell.com/boardofdirectors. The Board has implemented procedures for processing stockholder communications, and a description of those procedures can also be found at www.dell.com/boardofdirectors.

Director Compensation

Mr. Dell is the only member of the Board who is also a Dell employee, and he does not receive any additional compensation for serving on the Board. This section describes the Fiscal 2009 compensation of our non-employee directors.

Annual Retainer Fee — Each non-employee director receives an annual retainer fee, which, during Fiscal 2009, was $75,000. The chair of the Audit Committee receives an additional annual retainer of $20,000; the chair of each of the other Board committees receives an additional annual retainer of $15,000; and the Presiding Director receives an additional annual retainer of $15,000 if he or she is not the chair of a Board committee. Each director can receive the retainer in cash, defer all or a portion into a deferred compensation plan, or receive fair market value stock options or restricted stock units in lieu of cash. Amounts deferred into the deferred compensation plan are payable in a lump sum or in installments beginning upon termination of service as a director. The number of options or restricted stock units received in lieu of the annual retainer fee (or the method of computing the number) and the

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terms and conditions of those awards are determined from time to time by the Leadership Development and Compensation Committee. The annual retainers are payable at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, the retainer is payable at the first Board meeting attended by the new director.

Option and Stock Unit Awards — The non-employee directors are also eligible for stock option and restricted stock unit awards. The number of options and units awarded, as well as the other terms and conditions of the awards (such as vesting and exercisability schedules and termination provisions), are generally within the discretion of the Leadership Development and Compensation Committee, except that (a) no non-employee director may receive awards (not including awards in lieu of annual cash retainer) covering more than 50,000 shares of common stock in any year (other than the year the director joins the Board, when the limit is two times the normal annual limit), (b) the exercise price of any option cannot be less than the fair market value of the common stock on the date of grant, and (c) no option can become exercisable, and no restricted stock unit can become transferable, earlier than six months from the date of grant.

Option and restricted stock unit awards are granted at the first Board meeting after the annual stockholders’ meeting for all members elected by the stockholders. For new members appointed by the Board, option and restricted stock unit awards are granted on the date of the first Board meeting attended by the new director.

Computer Hardware and Technical Support — Dell provides directors personal computers for their use both as a director and for personal use. Dell will also from time to time provide personal technical support to directors.

Other Benefits — Dell reimburses directors for their reasonable expenses associated with attending Board meetings and provides them with liability insurance coverage for their activities as directors.

Indemnification — Under our Certificate of Incorporation and Bylaws, the directors are entitled to indemnification from Dell to the fullest extent permitted by Delaware corporate law. We have entered into indemnification agreements with each of the non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided, but do establish processes and procedures for indemnification claims.

Director Compensation During Fiscal 2009 — The following table sets forth the compensation paid to the non-employee directors for Fiscal 2009, other than Mr. Breyer who did not join the Board until April 2009. Any compensation attributable to Mr. Carty in his capacity as an executive officer is reflected in the Summary Compensation Table below.

DIRECTOR COMPENSATION IN FISCAL 2009

Name	Fees Earned or Paid in Cash	Equity Awards[a]		All Other Compensation[b]	Total
		Restricted Stock/Units	Options
Mr. Carty[c]	$75,000	$80,257	$77,531	$3,110	$235,898
Mr. Gray	75,000	146,663	77,531	2,108	301,302
Ms. Krawcheck	—	148,490	367,081	2,108	517,679
Mr. Lafley	—	148,490	314,359	2,108	464,957
Ms. Lewent	45,000	191,658	77,531	2,108	316,297
Mr. Luce	—	208,147	143,540	2,108	535,795
Mr. Luft	—	221,679	77,531	2,108	301,318
Mr. Mandl	95,000	146,663	77,531	2,108	321,302
Mr. Miles	90,000	146,663	77,531	2,339	316,533
Mr. Nunn	—	236,654	77,531	2,108	316,293

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a –	Represents the dollar amount of equity compensation cost recognized for financial statement reporting purposes with respect to Fiscal 2009 for awards granted in and prior to Fiscal 2009, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. Additionally, the numbers under options include the effect of the January 23, 2009, acceleration of all unvested stock options. See Note 5 of Notes to Consolidated Financial Statements included in “Part II — Item 8 — Financial Statements and Supplementary Data” of our Annual Report on Form 10-K for Fiscal 2009 for a description of the assumptions used in that computation. The actual value realized by the director with respect to restricted stock and stock unit awards will depend on the market value of Dell common stock on the date the underlying stock is sold, and the actual value realized by the director with respect to option awards will depend on the difference between the market value of Dell common stock on the date the option is exercised and the exercise price.

The following table sets forth the number of shares covered by awards made in Fiscal 2009. All of these awards were made on July 18, 2008, the date of the first Board meeting following last year’s annual meeting of stockholders.

Name	Annual Restricted Stock Unit Award	Restricted Stock Units in Lieu of Retainer	Stock Options in Lieu of Retainer
Mr. Carty	8,253	—	—
Mr. Gray	8,253	—	—
Ms. Krawcheck	8,253	—	9,285
Mr. Lafley	8,253	—	11,140
Ms. Lewent	8,253	1,857	—
Mr. Luce	8,253	3,096	—
Mr. Luft	8,253	3,096	—
Mr. Mandl	8,253	—	—
Mr. Miles	8,253	—	—
Mr. Nunn	8,253	3,714	—

The restricted stock units included in the Annual Restricted Stock Unit Award column vest ratably over three years (33.33% per year), so long as the director remains a member of the Board. The portion that is unvested at the time the director ceases to be a member of the Board (other than by reason of mandatory retirement, death or permanent disability) is forfeited. All unvested restricted stock units vest immediately upon mandatory retirement, death or permanent disability. The grant date fair value for these awards, computed in accordance with SFAS 123(R), was $199,970 for each of the Annual Restricted Stock Unit Awards.

The restricted stock units included in the Restricted Stock Units in Lieu of Retainer column were granted pursuant to the director’s election to receive restricted stock units in lieu of their annual cash retainer. These units were fully vested at grant, but may not be sold or transferred for six months following the grant. The number of shares was determined by dividing the foregone retainer amount by the fair market value of Dell common stock on the date of grant ($24.23). The grant date fair value for these awards, computed in accordance with SFAS 123(R), was equal to the amount of all or a portion of the foregone retainer ($90,000 in the case of Mr. Nunn, $75,000 in the case of Mr. Luce and Mr. Luft, and $45,000 in the case of Ms. Lewent).

The options included in the Stock Options in Lieu of Retainer column were granted pursuant to Ms. Krawcheck’s and Mr. Lafley’s elections to receive stock options in lieu of their annual cash retainer ($75,000 in the case of Ms. Krawcheck and $90,000 in the case of Mr. Lafley). These option awards vest immediately and become exercisable ratably over 5 years (20% per year). The options expire 10 years from the date of grant. The number of options was determined by dividing 300% of the foregone retainer amount by the exercise price which was set at the fair market value of the common stock on the date of grant ($24.23). The grant date fair value for this award, computed in accordance with SFAS 123(R), was $68,149 for Ms. Krawcheck and $81,764 for Mr. Lafley. The exercisability of these options was accelerated on January 23, 2009.

The following table sets forth the number of shares of restricted stock or restricted stock units and the number of shares underlying stock options held by each of the non-employee directors as of the end of Fiscal 2009.

Name	Restricted Stock/Restricted Stock Units	Stock Options
Mr. Carty	11,749	127,884
Mr. Gray	17,398	83,375
Ms. Krawcheck	21,002	66,150
Mr. Lafley	21,002	58,465
Ms. Lewent	17,398	157,669
Mr. Luce	17,412	37,208
Mr. Luft	17,398	138,995
Mr. Mandl	17,398	141,608
Mr. Miles	17,398	136,418
Mr. Nunn	17,398	182,549

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The information for Mr. Carty reflects awards he received in his capacity as a director. For information regarding awards he received as an executive officer, see “Executive Compensation” below.

b –	Represents the expense to Dell for providing notebook computers ($2,108) to each of the outside directors and personal technical support ($1,002 for Mr. Carty and $231 for Mr. Miles).

c –	Amounts shown reflect payments and expenses attributable to Mr. Carty’s compensation in his capacity as a director. While he was an executive officer, he did not receive additional compensation for service on the Board. For a description of Mr. Carty’s compensation as an executive officer, see “Executive Compensation” below.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected PricewaterhouseCoopers LLP as our independent auditor for Fiscal 2010, and the Board is asking stockholders to ratify that selection. Although current law, rules and regulations, as well as the Charter of the Audit Committee, require Dell’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the selection of an independent auditor to be an important matter of stockholder concern and considers a proposal for stockholders to ratify such selection to be an opportunity for stockholders to provide direct feedback to the Board on an important issue of corporate governance. If the appointment of PricewaterhouseCoopers LLP is not ratified by stockholders, the Audit Committee will take such action, if any, with respect to the appointment of the independent auditor as the Audit Committee deems appropriate.

The Board recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Dell’s independent auditor for Fiscal 2010.

In accordance with the Bylaws, approval of this proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

PricewaterhouseCoopers LLP is a registered public accounting firm and has been Dell’s independent auditor since 1986. In addition to retaining PricewaterhouseCoopers LLP to conduct an integrated audit of the financial statements and internal control over financial reporting, Dell engages the firm from time to time to perform other services. The following table sets forth all fees incurred in connection with professional services rendered to Dell by PricewaterhouseCoopers LLP during each of the last two Fiscal years (in millions).

AUDIT FEES

Fee Type	Fiscal 2009	Fiscal 2008

Audit Fees[a]	$16.9	$51.1
Audit-Related Fees[b]	0.5	0.6
Tax Fees[c]	0.3	0.5

Total	$17.7	$52.2

a –	This category includes fees incurred for professional services rendered in connection with the audit of the annual financial statements, for the audit of internal controls under Section 404 of the Sarbanes-Oxley Act, for the review of the quarterly financial statements, and for the statutory audits of international subsidiaries. Also includes fees incurred for professional services rendered in connection with the Audit Committee and SEC investigations in the approximate amount of $35 million for Fiscal 2008.

b –	This category includes fees incurred for professional services rendered in connection with assurance and other activities not explicitly related to the audit of our financial statements, including the audits of our employee benefit plans, contract compliance reviews, and accounting research.

c –	This category includes fees incurred for domestic and international income tax compliance and tax audit assistance, corporate-wide tax planning, and executive tax consulting and return preparation for executives not in a financial reporting oversight role.

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The Audit Committee has determined that the provision of the non-audit services described in note (c) above was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

All Fiscal 2009 and Fiscal 2008 services were pre-approved by the Audit Committee. The Audit Committee has adopted a policy requiring pre-approval by the committee of all services (audit and non-audit) to be provided by the company’s independent auditor. In accordance with that policy, the Audit Committee has given its approval for the provision of audit services by PricewaterhouseCoopers LLP for Fiscal 2010 and has also given its approval for up to a year in advance for the provision by PricewaterhouseCoopers LLP of particular categories or types of audit-related, tax and permitted non-audit services. In cases where the Audit Committee’s pre-approval is not covered by one of those approvals, the chairman of the Audit Committee or a designated member of the Audit Committee has the delegated authority to pre-approve the provision of services, and such pre-approvals are then communicated to the full Audit Committee.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting to respond to appropriate questions, and they will have an opportunity to make a statement if they desire to do so.

STOCKHOLDER PROPOSAL 1 — REIMBURSEMENT OF PROXY EXPENSES

The American Federation of State, County and Municipal Employees Pension Plan (the “AFSCME Pension Plan”), which has indicated that it beneficially owned 12,433 shares of Dell common stock at January 30, 2009, has requested that a proposal to amend the Company’s Bylaws to provide for the reimbursement of certain proxy expenses incurred in connection with a stockholder proposed director nomination be presented for stockholder vote at the annual meeting. The proposal, along with the AFSCME Pension Plan’s supporting statement, is included verbatim below. The AFSCME Pension Plan’s request was submitted by Gerald W. McEntee, Chairman of the AFSCME Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036.

For the reasons set forth following the proposal and supporting statement, management disagrees with the AFSCME Pension Plan’s proposal and supporting statement. AFSME Pension Plan submitted substantially the same proposal to stockholders at last year’s meeting and it received an affirmative vote of 33.7% of the shares present and entitled to vote.

The Board recommends a vote “AGAINST” the AFSCME Pension Plan’s proposal.

Approval of the AFSCME Pension Plan’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The AFSCME Pension Plan Proposal and Supporting Statement

RESOLVED, that pursuant to section 109 of the Delaware General Corporation Law and Article IX of the bylaws of Dell Inc., stockholders of Dell hereby amend the bylaws to add the following Section 13 to Article III:

“The board of directors shall, consistent with its fiduciary duties, cause the corporation to reimburse a stockholder or group of stockholders (together, the “Nominator”) for reasonable expenses (“Expenses”) incurred in connection with nominating one or more candidates in a contested election of directors to the corporation’s board of directors, including, without limitation, printing, mailing, legal, solicitation, travel, advertising and public relations expenses, so long as (a) the election of fewer than 50% of the directors to be elected is contested in the election, (b) one or more candidates nominated by the Nominator are elected to the corporation’s board of directors, (c) stockholders are not permitted to cumulate their votes for directors, and (d) the election occurred, and the Expenses were incurred, after this bylaw’s adoption. The amount paid to a Nominator under this bylaw in respect of a contested election shall not exceed the amount expended by the corporation in connection with such election.

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Supporting Statement

In our opinion, the power of stockholders to elect directors is the most important mechanism for ensuring that corporations are managed in stockholders’ interests. Some corporate law scholars posit that this power is supposed to act as a safety valve that justifies giving the board substantial discretion to manage the corporation’s business and affairs.

The safety valve is ineffective, however, unless there is a meaningful threat of director replacement. We do not believe such a threat currently exists at most U.S. public companies, including Dell. Harvard Law School professor Lucian Bebchuck has estimated that there were only about 80 contested elections at U.S. public companies from 1996 through 2002 that did not seek to change control of the corporation.

The unavailability of reimbursement for director election campaign expenses for so-called “short-slates” – slates of director candidates that would not comprise a majority of the board, if elected – contributes to the scarcity of such contests. (Because the board approves payment of such expenses, as a practical matter they are reimbursed only when a majority of directors have been elected in a contest.) The proposed bylaw would provide reimbursement for reasonable expenses incurred in successful short slate efforts – but not contests aimed at changing control by ousting a majority or more of the board – with success defined as the election of at least one member of the short slate.

The bylaw would also cap reimbursable expenses at the amount expended by the company on the contested election. We believe that the amount spent by a dissident stockholder or group will rarely exceed the amount spent by the company, but the cap ensures that the availability of reimbursement does not create an incentive for wasteful spending.

We urge stockholders to vote for this proposal.

Our Statement in Opposition

Currently, the Board has the power to reimburse the proponent of a successful proxy contest if it determines that the reimbursement is in the best interests of all stockholders and that the amounts reimbursed are reasonable. The AFSCME Pension Plan’s proposal would make the reimbursement mandatory and would require that all the stockholders of the company bear the costs incurred by any individual stockholder who seeks to elect candidates of its own choosing to the Board. As a result, the proposal creates a reimbursement right for successful contested elections that is much more favorable to dissident stockholders or groups than the rights provided by Delaware law and does not assure that the amounts reimbursed would be reasonable. Under the AFSCME proposal, the propriety or amount of the reimbursement would no longer be reviewed by individuals exercising a fiduciary duty to all shareholders. The likely result of such a proposal would be to encourage an increase in contested elections, resulting in increased costs to Dell and its stockholders and increased distraction of management from Dell’s ordinary business.

Candidates nominated by individual stockholders are not subject to the director qualification standards described in the Director Nomination Process and their nomination may not be in the best interests of Dell and its stockholders. The Board believes that stockholders should pay their own proxy expenses to promote their candidates. Individual stockholders may desire to pursue their own interests and are free to nominate director candidates without regard to whether those candidates are committed to the long-term best interests of other stockholders. The adoption of the AFSCME Pension Plan’s proposal could require Dell to fund a proxy contest of opposition candidates, regardless whether any or all of those candidates are qualified to serve as a director. The Board believes that this would not represent good corporate governance and would do little to further Dell’s business strategies.

The Board believes that the best results for stockholders are obtained when directors act together constructively and collegially to create stockholder value. The underlying premise of the proposal – that proxy contests designed to elect representatives of particular stockholder constituencies are a good

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thing for public companies – is, in the Board’s opinion, flawed. A proxy contest of this type can lead to a polarized board of directors where competing factions make it difficult for the board to pursue its duties to the company and the stockholders.

The Governance and Nominating Committee of the Board of Directors has the responsibility to identify and nominate qualified director candidates to serve on Dell’s Board of Directors. The committee has a defined procedure for individuals to recommend director candidates, which can be found below under “Other Information – Director Nomination Process.” This process gives stockholders an opportunity to recommend director candidates to the board and have their qualifications properly reviewed by the Governance and Nominating Committee.

Furthermore, with the implementation of the new Securities and Exchange Commission rule that allows proxy material to be furnished over the Internet, stockholders will be able to nominate competing directors without the necessity of incurring the high printing and mailing costs previously required in such a contest.

For these reasons, the Board of Directors strongly urges Dell stockholders to vote “AGAINST” the AFSCME Pension Plan’s proposal regarding the reimbursement of proxy expenses.

STOCKHOLDER PROPOSAL 2 — ADOPT SIMPLE MAJORITY VOTE

Mr. James McRitchie and Ms. Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758 (the “Proponents”), who have indicated that they have beneficially owned no less than 396 shares of Dell common stock since September 2, 2004, have requested that a proposal regarding amending the Company’s Certificate of Incorporation and Bylaws to provide for a simple majority vote requirement for matters brought before stockholders be presented for stockholder vote at the annual meeting. The proposal, along with the Proponent’s supporting statement, is included verbatim below.

For the reasons set forth following the proposal and supporting statement, management disagrees with the Proponents’ proposal and supporting statement.

The Board recommends a vote “AGAINST” the Proponent’s proposal.

Approval of the Proponent’s proposal requires the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote.

The Proponents’ Proposal and Supporting Statement

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This includes each 67% shareholder provision in our charter and/or bylaws.

Statement of James McRitchie

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguable most often used to block initiatives supported by most shareowners but opposed by management.

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The Council of Institutional investors www.cii.org recommends adoption of simple majority voting. This proposal topic also won up to 89% support at the following companies in 2008:

Whirpool (WHR)	79%	Ray T. Chevedden (Sponsor)
Lear Corp. (LEA)	88%	John Chevedden
Liz Claiborne (LIZ)	89%	Kenneth Steiner

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified.

•	Our directors served on 10 boards rated “D” by the Corporate Library www.thecorporatelibrary.com, an independent investment research firm:

Samuel Nunn

Coca-Cola (KO)

Chevron (CVX)

Total Systems Services (TSS)

Donald Carty

Barrick Gold (ABX)

Alex Mandl

Visteon (VC)

William Gray

Visteon (VC)

JPMorgan (JPM)

Pfizer (PFE)

Michael Miles

Time Warner (TWX)

Citadel Broadcasting (CDL)

•	Eight of our directors were designated “Accelerated Vesting” directors by The Corporate Library due to their accelerating of stock options to avoid recognizing the related cost.

Michael Dell

Samuel Nunn

Donald Carty

Klaus Luft

Alex Mandl

William Gray

Michael Miles

Judy Lewent

•	We had no shareholder right to:

An independent Board Chairman

Cumulative voting

To act by written consent

To call a special meeting by 10% of shareholders.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal.    Adopt Simple Majority Vote Yes on Stockholder Proposal 2

Our Statement in Opposition

This proposal calls for the elimination of provisions in the Company’s Certificate of Incorporation and Bylaws that require more than a simple majority vote for the approval of certain actions, including provisions relating to the nomination and removal of directors and calling special meetings of directors or stockholders. The election of directors requires a simple majority vote and is therefore unaffected by this proposal. The Board of Directors believes that this proposal is not in the best interest of long term stockholders and recommends that you vote against it.

Currently, under the Certificate of Incorporation, Bylaws, Delaware law, and the NASDAQ listing rules, a stockholder vote is required on major corporate actions such as mergers or the sale or disposition of all

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or substantially all of the assets of the company. Most proposals submitted to a vote of Dell’s stockholders can be adopted by a simple majority vote of the shares present and entitled to vote at the meeting.

The super majority vote requirements in the Certificate of Incorporation and Bylaws help ensure that certain significant corporate actions are only taken when there is a clear consensus of a substantial majority of stockholders that such action is prudent and when the Board of Directors, which has fiduciary responsibilities to all stockholders equally, has determined that the action is in the best interests of Dell and its stockholders. These provisions, which encourage bidders to negotiate with the Board on behalf of all stockholders, are generally intended to preserve and maximize the value of Dell stock for all stockholders by protecting against short-term, self-interested actions by one or a few large stockholders who have no responsibilities to other stockholders.

For example, the Proponents suggest that the threshold of stockholders required to call a special meeting should be reduced to 10%. That proposal, combined with a simple majority vote of stockholders present at a meeting, would allow a very small number of stockholders to call a special meeting and undertake a significant corporate action to further their own interests without the input of even a majority of existing stockholders. In addition, special meetings are costly to the Company and its stockholders, require significant time and energy, and are disruptive to the management of the business.

Dell’s management and the Board of Directors believe in strong corporate governance and stockholder relations and regularly reviews and evaluates different measures to improve Dell’s corporate governance. Dell has adopted comprehensive corporate governance principles and board committee charters, which are designed to ensure that Dell remains fully transparent and accountable to stockholders. Additionally, the Board has made changes to strengthen corporate governance, including eliminating the classified board and having the entire slate of directors stand for election each year, allowing the stockholder rights plan to expire in 2005 without renewing its provisions, and adopting a majority vote provision for uncontested elections of directors. For these reasons, the Board has determined that it is in the best interests of Dell’s stockholders to maintain the current voting standards.

For the reasons above, the Board believes that removing the super majority voting requirements in the Certificate of Incorporation and Bylaws is not in the best long-term interest of Dell and its stockholders, and strongly urges Dell stockholders to vote “AGAINST” the Proponents’ proposal.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of Dell’s compensation philosophy, core principles and arrangements that are applicable to the executive officers identified in the Summary Compensation Table below (the “Named Executive Officers”).

Dell’s compensation program is designed to attract the best people from a competitive industry, differentiate rewards according to performance and, by extension, engender a high-performance company culture. Consequently, Dell believes that emphasis on long-term, performance-dependent pay motivates and rewards long-term value creation for Dell’s stockholders. Dell uses its compensation program to manage fixed costs while driving individual and company performance by placing greater emphasis on performance-based variable pay components.

The compensation program for the executive officers consists of base salary, annual incentive bonus, long-term incentives, benefits, and limited perquisites. It is designed to attract, reward, motivate, and retain high-quality talent and to provide appropriate cash and equity-based incentives for achieving Dell’s financial goals and strategic objectives. A substantial portion of executive officers’ pay is directly tied to Dell’s performance.

Leadership Development and Compensation Committee

The Leadership Development and Compensation Committee (the “Committee”) of the Board oversees Dell’s compensation and benefits for all executive officers. Specifically, the Committee has the responsibilities listed below. For more information about the Committee’s role, see the Committee’s charter, which can be found on Dell’s website at www.dell.com/corporategovernance.

•	Reviewing with management and approving the compensation philosophy and core objectives of the compensation program for executive officers
•	Evaluating the performance of the Chairman and Chief Executive Officer in light of the current business environment and Dell’s strategic objectives
•	Reviewing and recommending to the full Board the amounts and types of compensation, including any perquisites, to be paid to the Chairman and Chief Executive Officer
•

Reviewing and approving all forms of compensation, including perquisites, to be provided to the other executive officers, including establishing target opportunity levels, setting performance goals and certifying results

•	Acting as administrator of Dell’s compensation plans, including granting awards to executive officers
•	Evaluating the need for, and provisions of, employment contracts or severance arrangements for the executive officers
•

Reviewing and discussing with management this Compensation Discussion and Analysis disclosure and determining whether to recommend to the Board that the compensation discussion and analysis disclosure be included in Dell’s annual proxy statement

•	Reviewing and discussing the management succession plan at least annually, as well as leadership development strategies and executive retention and diversity strategies
•	Reviewing with management and approving recommendations with regard to aggregate salary and bonus budget and guidelines for all Dell employees

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Executive Compensation Philosophy and Core Objectives

The Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage between pay, company performance and results for stockholders. The Committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that Dell can attract and retain the best executive talent through adherence to the following core compensation objectives.

•

Providing compensation commensurate with the level of business performance achieved, ranging from above-average overall rewards for performance that exceeds that of peers to below-average compensation for below-average performance

•	Providing a total compensation opportunity that is competitive with similar high-tech and other large global companies that Dell competes with for talent
•	Managing fixed costs by combining a conservative approach to base salaries and benefits, with a greater focus on performance-dependent short- and long-term incentives
•	Recognizing and rewarding the achievement of both corporate and individual performance goals
•	Heavily weighting the compensation package towards long-term, performance-dependent incentives to better align the interests of executives with stockholders

Dell’s compensation programs are designed to reward achievement of corporate priorities. The specific principles, components and decisions used in Fiscal 2009 to manage the compensation of executive officers are discussed in more detail below.

Dell Strategy and the Economic Environment

Dell operates in a highly competitive industry that includes several other large branded competitors as well as a number of smaller branded and generic competitors. As discussed in last year’s proxy disclosure, in Fiscal 2008, management developed and began to implement a transformational strategy, focusing on new products and expanded service offerings, initiatives in customer experience, realignment of the consumer segment into a global business, and control of operating expenses. This transformation strategy began to demonstrate results in early Fiscal 2009. The restructuring effort generated significant cost reductions and helped improve the company’s bottom-line performance through the first half of Fiscal 2009 as Dell capitalized on growth opportunities and experienced double digit growth driven by increased industry demand.

During the second half of Fiscal 2009, Dell faced a challenging IT end-user demand environment as deteriorating global economic conditions influenced global customer spending behavior amidst concerns over declining asset values, fluctuating energy costs, geopolitical issues, the availability and cost of credit, rising unemployment, and the stability and solvency of financial institutions, financial markets, businesses, and sovereign nations. These concerns have slowed global economic growth. As a result, management realigned the balance of liquidity, profitability and growth, selectively focusing on areas that provided profitable growth opportunities. The compensation actions taken for the Named Executive Officers, discussed in the next sections, were based on these results but took into consideration these outside influences on company performance.

On December 31, 2008, Dell took the next step in its transformation, announcing that during Fiscal 2010 it will reorganize into four global-business units oriented around Dell’s major customer segments – large enterprise, public sector, small and medium business, and consumer. Management believes these four distinct, global business organizations can capitalize on our competitive advantages and strengthen execution. To further align individual executive officer pay with desired business results, a portion of the Fiscal 2010 bonuses will be based on business unit performance for those executive officers leading global business units.

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Executive Officer Compensation

Process for Evaluating Chairman and Chief Executive Officer Performance

The Committee discusses and makes all recommendations relating to the compensation of the Chairman and Chief Executive Officer in regular session, without the Chairman and Chief Executive Officer present. In reviewing the compensation of the Chairman and Chief Executive Officer, the Committee considers the performance of the company and his contribution to that performance. This assessment includes a holistic review of financial metrics such as revenue, operating income, and cash flow as well as progress against strategic initiatives such as customer service, share growth, and employee engagement. Based on this review, the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

Process and Results for Executive Officer Compensation

Process – When making individual compensation decisions for executive officers, the Committee takes many factors into account, including the performance of the company; the recommendation of the Chairman and Chief Executive Officer (except for decisions relating to his own compensation); the individual’s performance and experience; the individual’s historical compensation; comparisons to other executive officers (both those of the company and those of Dell’s peer group); and any retention concerns if relevant.

Compensation Consultants – The charter of the Committee authorizes the Committee to engage independent consultants at any time at the expense of the company. The Committee did not engage independent consultants in Fiscal 2009. The Committee periodically evaluates the need to engage independent consultants.

Elements of the Total Compensation Package – The key elements of the compensation program for the executive officers are base salary, annual incentive bonus, long-term incentives, benefits and perquisites.

The chart below is representative of the target overall pay mix for our Named Executive Officers, excluding Mr. Dell, who has not received any long-term incentives since Fiscal 2005, both at his request and because the Committee agrees that his extensive current stock holdings strongly align him with other stockholders and provide him sufficient motivation to drive long-term company stock price performance. The Committee takes a holistic approach to executive compensation and balances the individual compensation elements for each executive officer. A representative comparison of the Fiscal 2009 target value of each element to the whole for the Named Executive Officer population is illustrated in the following graphic.

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Pay Mix – Because executive officers are in a position to directly influence the overall performance of the company, and in alignment with a highly-leveraged pay-for-performance philosophy, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentive programs. The level of performance-dependent pay varies for each executive based on level of responsibility, market practices, and internal equity considerations. Dell does not target a fixed mix of pay for individual executive positions, but instead strives to maintain the desired competitive position for each element of pay as described in the “Market Positioning” section below. Actual pay mix may vary dramatically from the chart above based on level of achievement of bonus and long-term incentive award objectives as well as company stock price performance.

Competitive Market Assessment – The Committee annually reviews market compensation levels for executive officers at similar high-tech and other large global general industry companies to determine whether the compensation components for Dell’s executive officers remain in the targeted ranges described below under “Market Positioning.” Management collects and presents to the Committee compensation data for the top five most highly-paid executive officers from a list of targeted comparator companies as well as data for all executive officers from published compensation surveys. These compensation surveys include data on high-tech and general industry pay practices for each executive position at companies similar in size and complexity to Dell. The compensation assessment includes an evaluation of base salary, target annual incentive opportunities, long-term incentive grant values and benefits for each of the executive officers relative to similar positions in the market.

The peer group for evaluating pay for the executive officers is based on those companies with which Dell competes for talent. The Committee reviews and approves the peer group annually using an assessment of sales volumes, market capitalization, number of employees, product mix and business results. The peer group used to evaluate executive pay practices at the beginning of Fiscal 2009 consisted of the following 24 companies:

• Advanced Micro Devices, Inc.	• Honeywell International Inc.
• Apple Inc.	• Intel Corp.
• Applied Materials Inc.	• International Business Machines Corp.
• Best Buy Co., Inc.	• Johnson & Johnson
• Cisco Systems Inc.	• Lexmark International Inc.
• Citigroup Inc.	• Microsoft Corp.
• Computer Sciences Corp.	• Motorola, Inc.
• Electronic Data Systems Corp.[a]	• Oracle Corp.
• EMC Corp.	• Procter & Gamble Co.
• General Electric Company	• Texas Instruments Inc.
• Hewlett Packard Co.	• United Technologies Corp.[b]
• Home Depot Inc.	• Wal Mart Stores Inc.

a –	Electronic Data Systems Corp. will cease to be a part of Dell’s peer group for Fiscal 2010 as a result of its acquisition by Hewlett Packard Co.

b –	United Technologies Corp. was added to the peer group for Fiscal 2009 due to its focus on industrial manufacturing and prevalence as a comparator company among our peers.

Market Positioning – The Committee targets base salary and benefits at the median of competitive market practices and variable compensation (annual incentives and the grant value of long-term incentives) at the 75th percentile of the market for each component. The Committee believes that above-average variable pay positioning attracts and retains the best executive talent in a highly competitive market. Furthermore, the Committee believes that placing a higher emphasis on variable compensation controls fixed costs associated with base salary and benefits while simultaneously rewarding high performance through stretch performance objectives and meeting Dell’s recruitment and retention objectives. The actual target compensation for each individual executive may be higher or lower than the targeted market position based on individual skills, experience, contribution, performance, internal equity, or other factors that the Committee may take into account that are relevant to the individual executive. In addition, actual compensation results (e.g., amounts earned and paid each year) may be higher or lower than target based on corporate and individual performance.

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Individual Compensation Components

Base Salary

Design – Dell’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive officers needed to run the business. Base salaries are targeted at market median levels, although each executive officer may have a base salary above or below the median of the market. Actual individual salary amounts are not objectively determined, but instead reflect the Committee’s judgment with respect to each executive officer’s responsibility, performance, experience and other factors, including any retention concerns, the individual’s historical compensation and internal equity considerations. Generally the Named Executive Officer base salaries range from $675,000 to $950,000. During Fiscal 2009, the Committee carefully considered the input and recommendations of Mr. Dell as Chairman and Chief Executive Officer when evaluating factors relative to the other executive officers in order to approve salary adjustments.

Results – Executive officer base salaries are generally aligned with market levels. As a result, in Fiscal 2009, annual salary increases among Named Executive Officers generally were modest and intended to keep salaries in line with competitive levels (matching or slightly lagging general market salary movements) as more focus was placed on the annual incentive bonus and the long-term incentive program. To further cost management efforts and reflective of the challenging external market conditions, none of the executive officers received a salary increase for Fiscal 2010.

During Fiscal 2009, all employees, including executive officers, were given the opportunity to take up to five unpaid days off in order to help manage company costs given external market conditions. Mr. Dell, Mr. Gladden, Mr. Schuckenbrock and Mr. Cannon participated in the unpaid time off program in Fiscal 2009, resulting in a cost savings of $79,389.

The table below describes the salaries and percentage of salary increase for the Named Executive Officers in Fiscal 2009 and 2010. Due to timing of the pay increases, unpaid time off and other payroll processes, the actual salary paid can vary from the chart below. Information on amounts actually earned by the Named Executive Officers in Fiscal 2007, 2008 and 2009 can be found in the Summary Compensation Table below.

Name Executive Officer	Fiscal 2008 Salary	Percentage Salary Increase	Fiscal 2009 Salary	Percentage Salary Increase	Fiscal 2010 Salary
Mr. Dell	$ 950,000	0%	$950,000	0%	$ 950,000
Mr. Gladden	N/A	N/A	700,000	0%	700,000
Mr. Garriques	700,000	2.9%	720,000	0%	720,000
Mr. Schuckenbrock	650,000	3.8%	675,000	0%	675,000
Mr. Carty	775,000	0%	775,000	N/A	N/A
Mr. Cannon	700,000	2.9%	720,000	N/A	N/A

Annual Incentive Bonus

Design – The annual incentive bonus plan is designed to align executive officer pay with short-term financial results that yield long-term stockholder value. The plan provides a reward based on the achievement of a performance goal of positive consolidated net income (as defined in the plan) and such other objective or subjective standards as the Committee shall determine to be appropriate.

Annual incentives for Fiscal 2009 were generally paid to executive officers under the Executive Annual Incentive Bonus Plan (EIBP). This plan was designed to qualify as tax-deductible under Section 162(m) of the Internal Revenue Code. It was approved by stockholders at the 2003 annual meeting and re-approved by stockholders at the 2008 annual meeting. To qualify for tax deductibility under Section 162(m), the Board set the maximum payout for each named executive officer for Fiscal 2009 at 0.10% of consolidated net income.

Within the 162(m) cap described above, the Committee establishes a target incentive opportunity for each executive officer expressed as a percent of base salary. These target award opportunities are

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established based on the competitive market positioning targets described in the “Market Positioning” section above as well as the company’s philosophy of increasing the proportion of pay at risk for those positions with the greatest impact on company results. Mr. Dell, the individual with the greatest overall responsibility for company performance, was granted a larger incentive opportunity in comparison to his base salary in order to weight his annual cash compensation mix more heavily towards performance-based compensation. For each of the Named Executive Officers, the Committee deemed their potential impact on company results as equally significant. Fiscal 2009 target annual incentives for the Named Executive Officers were as follows:

Named Executive	Target Incentive as a % of Base Salary
Mr. Dell	200%
Mr. Gladden	100%
Mr. Garriques	100%
Mr. Schuckenbrock	100%
Mr. Cannon[a]	100%
Mr. Carty[a]	100%
a –	In conjunction with their termination of employment with Dell during Fiscal 2009, Mr. Carty and Mr. Cannon were not eligible for a payout under the Fiscal 2009 Bonus Plan.

To arrive at a potential payout number, the target percentage of salary for each executive officer is multiplied by a formula based on corporate performance and the achievement of individual performance goals. The formula is illustrated below. In determining the amount of the actual payout, the Committee may consider the potential payout number produced by the formula and any other objective or subjective factors it deems appropriate.

Corporate Performance Target – At the end of the year, the Committee evaluates company performance against specific financial and strategic performance targets set at the beginning of the year and modifies the bonus payout to 0% to 200% of the target (subject to the possible application of the other modifiers included in the formula). For Fiscal 2009, the financial performance objectives were Dell growth premium and operating income. Dell growth premium was designed to measure the speed at which Dell’s year-over-year unit growth in the number of units sold outpaced year-over-year unit growth for the rest of the industry (excluding Dell). Specifically, Interactive Data Corporation (IDC) source data is used to calculate year-over-year Dell growth premium which is equal to Dell unit growth minus industry unit growth excluding Dell. Operating Income was included to measure absolute profitability of Dell’s operations. The bonus metrics were based on the company’s internal and relative performance goals, as follows:

	Threshold	Target	Maximum
Operating Income	$3.4 billion	$3.76 billion	$4.9 billion
Growth Premium	0.1-2.1%	10.1-12.0%	21.1% or higher

Neither factor was given specific weighting in establishing targeted payout levels, instead, specific payout levels were determined for each combination of factors through a grid which balanced trade-offs between growth (growth premium) and profitability (operating income).

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Individual Performance – The Committee, with input from Mr. Dell, evaluates individual performance for the company’s executive officers using a mix of objective and subjective performance criteria. For Fiscal 2009, the following objectives were included.

•	Achieving financial targets for the business segment or region
•	Reducing costs
•	Maintaining brand health
•	Addressing human capital needs
•	Meeting strategic objectives

The Committee does not place specific weightings on the considered objectives noted above but assigns a subjective individual performance modifier ranging from 0% to 150% of the bonus award based on a holistic and subjective assessment of each individual executive officer’s performance against these criteria. To the extent an individual meets these objectives, a modifier of 100% is assigned. As performance falls short of or exceeds these criteria, payouts will fall below or above 100% subject to the 150% maximum. The Committee believes that the performance objectives established for each of these individual performance criteria represent meaningful improvements for the organization and, therefore, are reasonably difficult to attain.

Results – For Fiscal 2009, Dell achieved operating income of $3.2 billion and Dell a growth premium of -2.1%, which was short of threshold performance levels on both metrics based on the formula established at the beginning of Fiscal 2009 and therefore, would have resulted in a 0% bonus payout for the year. During the second half of Fiscal 2009 Dell faced a challenging IT end-user demand environment as deteriorating global economic conditions influenced global customer spending behavior. Given this challenging environment, management shifted its focus away from driving market share and towards aggressive cost management to preserve operating income. As a result of the shift in strategy and cost reduction efforts, Dell was able to achieve 85% of its original operating income goal despite a dramatic decline in information technology spending during the year. In light of this performance and after weighing other relative and absolute factors such as revenue growth, customer experience, and product quality, the Committee subjectively determined a company bonus modifier equal to 70% of target. While company performance was deemed to be strong considering the external market, the Committee felt a payout below target was appropriate given that Dell fell short of financial goals established at the beginning of the year.

Individual modifiers and bonus amounts for the eligible Named Executive Officers are described below. In light of the challenging macro-economic environment, Mr. Dell requested that the Board approve no bonus payout for him for Fiscal 2009 and, although the Committee felt that Mr. Dell’s individual performance throughout the year was strong, they granted his request.

Name Executive Officer	Individual Modifier	Company Modifier	Bonus Payout
Mr. Gladden	115%	100%[a]	$538,731
Mr. Garriques	120%	70%	591,231
Mr. Schuckenbrock	110%	70%	522,341

a –	In accordance with Mr. Gladden’s new-hire package, his company modifier was 100%.

Long-Term Incentives

Design – Long-term incentives are the most significant element of total executive officer compensation. These incentives are designed to motivate executive officers to make decisions in support of long-term company financial interests while also serving as the primary tool for attraction and retention. Long-term incentive awards are delivered through a variety of stock and cash vehicles, described below, intended to meet these objectives.

•	Stock options
•	Restricted stock units (“RSUs”)
•	Performance-based restricted stock units (“PBUs”)
•	Long-term cash awards

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Stock options align the interests of the executive officers with those of the stockholders by providing a return only if the share price appreciates. RSUs and PBUs are designed to reward executives for increases in Dell’s stock price over time but deliver a more stable level of value than stock options. Both RSUs and PBUs incorporate vesting provisions to help retain executive officers and are denominated in full shares of the company’s common stock. Dell typically grants RSUs as part of executive new-hire packages in order to buy-out the approximate value of unvested long-term incentives at a previous employer. PBUs are designed to reward participants for the achievement of financial objectives and are part of the annual long-term incentive grant process.

Long-term cash awards deliver a guaranteed amount of compensation occasionally necessary to make-up long-term incentive or pension values foregone by executives when they join Dell. These awards have also been used periodically as an additional retention tool as needed to retain key individuals, including executive officers.

Dell currently maintains a rigorous process around the granting of equity awards.

•	Options are granted at the closing price of Dell’s common stock on the date of grant.
•	All equity grants to executive officers require the approval of the Committee.
•	In general, awards pursuant to Dell’s annual long-term incentive grant process are made on predetermined Board meeting dates and new hire grants are made on the day an individual commences employment.
•	Dell does not backdate options or grant options or other equity awards retroactively.
•	Dell does not purposely schedule option awards or other equity grants prior to the disclosure of favorable information or after the announcement of unfavorable information.

Fiscal 2009 Long Term Incentive Awards – In awarding long-term incentives, the Committee considers level of responsibility, prior experience and achievement of individual performance criteria, as well as the compensation practices of the peer group of companies used to evaluate total compensation. The objective is to provide executive officers (other than the Chairman and Chief Executive Officer) with above-average long-term incentive award opportunities targeted at the 75th percentile of peer practices for on-going, annual awards. The long-term incentive program is designed to be highly leveraged, ensuring that if our stockholder returns exceed industry norms, actual gains will exceed industry norms. Conversely, the actual value of the award may drop substantially when company goals are missed or stockholder returns underperform industry norms.

In Fiscal 2009, the Committee established annual target long-term equity incentive opportunities (estimated value at grant and granted in combinations of stock options, PBUs and RSUs) for each eligible executive officer. Except for Mr. Gladden, who did not commence employment with the company until May 20, 2008, Mr. Garriques, who was not eligible to receive an annual stock option grant or PBU grant due to his special long-term incentive arrangement described below, and Mr. Dell, the Committee established the mix of Fiscal 2009 executive officer long-term incentive awards at 50% stock options and 50% PBUs. This mix was considered to appropriately balance the need to retain executive officers with the need to motivate financial and stock price performance and enhance their alignment with stockholders.

The size of stock option grants for executive officers is based primarily on the target dollar value of the award translated into a number of options based on the estimated economic value on the date of grant, as determined using the Black-Scholes option pricing formula. The stock options vest ratably over three years (33% per year) beginning on the first anniversary of the date of grant. Because the exercise price of the options is equal to the fair market value of Dell’s common stock on the date of grant, these stock options will deliver a reward only if the stock price appreciates from the price on the date the stock options were granted.

The size of PBU grants is based on a target dollar value of the award divided by the stock price on the date of grant. The actual number of shares earned by Named Executive Officers is determined based on

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company performance measured over three consecutive one-year periods against performance goals determined at the beginning of each performance period. PBU awards granted in Fiscal 2009 vest 100% on the third anniversary of the date of grant.

Attainment of performance goals established for Fiscal 2009 affects one-third of the PBUs granted in March 2007 and one-third of the PBUs granted in March 2008. The table below provides target and maximum performance levels and the percentage of targeted performance based units earned at these levels. The percentage of units earned is prorated within the ranges below based on the performance level. To earn above the minimum payout of 80%, an operating income threshold of $3.4 billion must be achieved.

Performance Goals	Target	Maximum
Fiscal 2009 Dell Growth Premium	11%	≥ 21%

Payout Scale (% of Target)	100%	120%

In lieu of the annual grants described above, as part of his employment offer, Mr. Garriques received an annual long-term equity incentive grant each year in the form of RSUs equal to 600% of the corresponding year’s annual base salary, vesting ratably over three years. Mr. Garriques’ annual RSU grant was scheduled to continue through Fiscal 2012, but as described in the “Employment Agreements, Severance and Change in Control Arrangements” section below, beginning in Fiscal 2010 Mr. Garriques will participate in the company’s standard long term incentive program.

Fiscal 2009 Long-Term Incentive Results – The Dell growth premium of -2.1% and operating income of $3.2 billion achieved in Fiscal 2009 resulted in the minimum number of PBUs being awarded (80% of one-third of the target number of PBUs awarded in March 2007 and in March 2008).

Acceleration of Option Vesting and Expense in Fiscal 2009 – On January 23, 2009, Dell’s Board approved the acceleration of the vesting of unvested “out-of-the-money” stock options (options that have an exercise price greater than the current market stock price) with exercise prices equal to or greater than $10.14 per share. This acceleration affected approximately 2,800 employees holding options to purchase approximately 21 million shares of common stock with a weighted-average exercise price of $21.90. The remaining unearned compensation expense of $104 million was recorded as an expense in Fiscal 2009. This action will not have any impact on future compensation decisions for impacted Named Executive Officers (Mr. Schuckenbrock, Mr. Gladden and Mr. Carty).

Other Compensation Components

New Hire Packages – In an effort to build a world-class leadership team, Dell strives to offer market competitive new hire packages. Dell considers the following items in developing and recommending executive officer new hire compensation packages to the Committee.

•	Alignment of compensation to market benchmarks
•	Alignment of compensation to internal peers
•	Value of annual incentive bonus forgone by leaving previous employer
•	Value of unvested long-term incentives, pensions, SERPS, etc. provided by previous employer
•	Desire to align interests with those of Dell’s stockholders through long-term incentive grants

The following table describes the new hire packages given to the Named Executive Officers during Fiscal 2008 and Fiscal 2009.

Named Executive Officer	Sign-on Bonus	Options[a]	RSUs[b]	Long-Term Cash Award[c]
Mr. Gladden	$2,000,000	922,000	223,000	—
Mr. Garriques	3,500,000	500,000	900,000	$3,000,000
Mr. Cannon	2,000,000	1,500,000	375,000	7,500,000

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a –	Represents the number of options granted on the executive’s start date. The exercise price of these options was set at the fair market value on the date of grant ($20.57 at May 20, 2008, for Mr. Gladden, $24.215 at February 19, 2007, for Mr. Garriques, and $23.965 at February 26, 2007, for Mr. Cannon). The options for Mr. Gladden and Mr. Cannon were scheduled to vest ratably over three years (33.33% per year) beginning on the first anniversary of the date of the award. The options for Mr. Garriques were scheduled to vest ratably over five years (20% per year) beginning on the first anniversary of the date of the award. The vesting provisions for the options granted to Mr. Gladden and Mr. Garriques were accelerated on January 23, 2009. As a result of Mr. Cannon’s termination of employment with Dell, his unvested options (1,000,000 options) were not accelerated and were forfeited on January 30, 2009.

b –	Represents the number of RSUs granted on the executive’s start date. The RSUs granted to Mr. Gladden and Mr. Cannon were scheduled to vest ratably over three years (33.33% per year) beginning on the first anniversary of the date of the award. The RSUs for Mr. Garriques were scheduled to vest ratably over five years (20% per year) beginning on the first anniversary of the date of the award. As a result of Mr. Cannon’s termination of employment with Dell, all unvested units (250,000 units) were forfeited on January 30, 2009.

c –	Mr. Garriques’ award was scheduled to vest and become payable ratably over three years (33.33% per year) beginning on the first anniversary of the date of the award. Pursuant to the Modification Agreement, described below under “Employment Agreements, Severance and Change-in-Control Arrangements,” the final year of vesting ($1,000,000) for Mr. Garriques award was accelerated and became payable in March 2009. Mr. Cannon’s award was scheduled to vest and become payable ratably over five years (20% per year) beginning on the first anniversary of the date of the award. As a result of Mr. Cannon’s termination of employment with Dell, the unpaid portion of this award ($6,000,000) was forfeited on January 30, 2009.

Benefits and Perquisites

Dell executive officers are generally provided limited benefits and perquisites. While not a significant part of executive officer compensation, the Committee believes that limited benefits and perquisites are a typical component of total remuneration for executives in industries similar to ours and that providing such benefits is important to delivering a competitive package to attract and retain executive officers. Specific benefits and perquisites are described below.

Deferred Compensation Plan – Dell maintains a nonqualified deferred compensation plan that is available to all Dell executives. For a description of the terms of this plan, as well as information about the account balances held by each of the Named Executive Officers, see “Other Benefit Plans – Deferred Compensation Plan” below.

Financial Counseling and Tax Preparation Services – Each executive officer is entitled to reimbursement of actual costs, up to $12,500 annually, for financial counseling services (including tax preparation).

Annual Physical – Dell pays for a comprehensive annual physical for each executive officer and his or her spouse or domestic partner and reimburse for associated travel and lodging, all subject to an annual maximum of $5,000 per person.

Technical Support – Dell provides executive officers with technical support (personal and business) and, in some cases, certain home network equipment. The incremental cost of providing these services is limited to the cost of hardware provided and is insignificant.

Security – Dell provides executive officers with security services including alarm installation and monitoring and, in some cases, certain home security upgrades pursuant to the recommendations of an independent security study.

Relocation Expenses –Dell maintains a general relocation policy under which the company provides reimbursement for certain relocation expenses to new employees and to any employee whose job function requires his or her relocation. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. The relocation expenses may include moving expenses, temporary housing expenses, transportation expenses and tax gross-ups on these payments. In limited instances, special provisions (e.g., shipment of additional household goods) may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the Committee if exceeding that amount.

Expatriate Benefits – Dell maintains a general expatriate policy under which employees sent on expatriate assignments receive payments to cover housing, automobile and other expenses, as well as

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tax equalization. Executive officers are eligible to participate in the general program but at higher benefit levels consistent with external market practice. In limited instances, special provisions may be made and approved by the CEO if the exception is under $50,000 per employee, per year, or by the Committee if exceeding that amount.

Other – The executive officers participate in Dell’s other benefit plans on the same terms as other employees. These plans include medical, dental, and life insurance benefits, and the company’s 401(k) retirement savings plan. See “Other Benefit Plans” below.

Stock Ownership Guidelines

The Board has established stock ownership guidelines for themselves and Dell’s executive officers to more closely link their interests with those of other Dell stockholders. Under these guidelines, non-employee directors must maintain ownership of Dell common stock with an aggregate value equal to at least 300% of their annual retainer, the Chairman and Chief Executive Officer must maintain ownership of stock with an aggregate value equal to at least 500% of base salary, and all other executive officers must maintain ownership of stock with an aggregate value equal to at least 400% of base salary. Each individual has three years to attain the specified minimum ownership position once he or she has become subject to the guidelines. Unvested restricted stock or stock units may be used to satisfy these minimum ownership requirements, but unexercised stock options may not. Dell believes these ownership guidelines to be in line with the prevalent ownership guidelines among peer companies.

Compliance with these guidelines is evaluated once each year using the average closing price of Dell common stock during the previous fiscal year. As of the last evaluation in March 2009, all directors and executive officers met their ownership requirements.

Employment Agreements, Severance and Change-in-Control Arrangements

Substantially all of Dell’s employees enter into a standard employment agreement upon commencement of employment. The standard employment agreement primarily addresses intellectual property and confidential and proprietary information matters and does not contain provisions regarding compensation or continued employment.

On September 6, 2007, the Committee approved standard severance arrangements for the executive officers other than Mr. Dell. Under the standard agreements, if an executive officer’s employment is terminated without cause, the executive will receive a severance payment equal to 12 months’ base salary and target bonus. The agreements also obligate each executive officer to comply with certain noncompetition and nonsolicitation obligations for a period of 12 months following termination of employment.

Mr. Cannon and Mr. Garriques entered into separate severance arrangements with the company upon commencement of their employment in February 2007. The agreements provided that if either Mr. Cannon or Mr. Garriques were terminated before January 31, 2012, without cause, or resigns before that date with good reason, he would receive the following cash severance compensation:

If termination date falls between:	Amount of Severance (less taxes and withholdings)
February 1, 2008 and January 31, 2009	$10 million
February 1, 2009 and January 31, 2010	$8 million
February 1, 2010 and January 31, 2011	$6 million
February 1, 2011 and January 31, 2012	$4 million

In conjunction with the termination of his employment, on January 30, 2009, Mr. Cannon received cash severance payments of $5 million on or about February 20, 2009, and $2.5 million on or about April 20, 2009, and will receive the remaining $2.5 million payable on or before July 31, 2009. In addition, under a Consultancy Agreement dated January 5, 2009, commencing on February 1, 2009, and for a period ending January 31, 2011, the company will pay Mr. Cannon a consulting fee of

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$1.5 million (to be paid within 15 days of January 31, 2010.) The Consultancy Agreement extends certain confidentiality, noncompetition, and nonsoliciation obligations through February 1, 2011. In reviewing and approving the Consultancy Agreement, the Committee felt it was in the best interests of the company to extend certain noncompetition provisions and to ensure his continued efforts in transitioning key responsibilities to his successor.

Following Mr. Cannon’s termination of employment, Mr. Garriques was the only executive officer with special severance and long-term incentive arrangements in place. In an effort to standardize executive officer arrangements, the company and Mr. Garriques entered into a Retention Bonus, Merger and Modification agreement effective March 9, 2009 (the “Modification Agreement”). Under the terms of the Modification Agreement, Mr. Garriques received a $1,000,000 cash payment and accelerated vesting of the remaining $1,000,000 of his new hire long-term cash award (otherwise scheduled to vest in February 2010) in exchange for termination of both his special severance arrangement (described above) and his guaranteed annual restricted stock unit grant (described under Long-Term Incentives above). As a result of the Modification Agreement, Mr. Garriques is now subject to the company’s standard severance plan and will receive future long-term incentive awards consistent with other executive officers as described above.

The Committee has authority under the stock plans to issue awards with provisions that accelerate vesting and exercisability in the event of a change-in-control and to amend existing awards to provide for such acceleration. The Committee has not previously included and does not plan to include change-in-control acceleration provisions in any awards. The severance agreements provide important protection to the executive officers, are consistent with practice of the peer companies and are appropriate for attraction and retention of executive talent. More information on severance arrangements can be found below under “Other Benefit Plans — Certain Termination Benefits.”

Recoupment Policy for Performance Based Compensation

If Dell restates its reported financial results, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement, and to the extent practicable, Dell will recover or cancel any such awards based on having met or exceeded performance targets that would not have been met under the restated financial results.

Other Factors Affecting Compensation

In establishing total compensation for the executive officers, the Committee considered the effect of Section 162(m) of the Internal Revenue Code, which limits the deductibility of compensation paid to each covered employee. Generally, Section 162(m) of the Internal Revenue Code prevents a company from receiving a federal income tax deduction for compensation paid to a “Named Executive Officer” in excess of $1 million for any year, unless that compensation is performance-based. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the compensation be paid pursuant to a plan that has been approved by the company’s stockholders. To the extent practical, the Committee intends to preserve deductibility, but may choose to provide compensation that is not deductible if necessary to attract, retain, and reward high-performing executives.

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Compensation Committee Report

The Leadership Development and Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and those discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Dell’s 2009 proxy statement and incorporated into Dell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2009. This report is provided by the following independent directors, who comprise the Committee.

THE LEADERSHIP DEVELOPMENT AND

COMPENSATION COMMITTEE

ALAN (A.G.) LAFLEY, Chair

MICHAEL A. MILES

WILLIAM H. GRAY, III

SAM NUNN

Compensation Committee Interlocks and Insider Participation

No member of the Committee is or has been an officer or employee of Dell, and no member of the Committee had any relationships requiring disclosure under Item 404 of Regulation S-K, the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of Dell’s executive officers served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has or has had one or more executive officers who served as a member of the Dell’s Board or the Committee during Fiscal 2009.

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Summary Compensation Table

The following table summarizes the total compensation for Fiscal 2009, 2008 and 2007 for the following persons: Michael S. Dell (principal executive officer), Brian T. Gladden (principal financial officer), Michael R. Cannon, Ronald G. Garriques, and Stephen F. Schuckenbrock (the three other most highly compensated individuals who were serving as executive officers at the end of Fiscal 2009) and Donald J. Carty (former principal financial officer). These persons are referred to as the “Named Executive Officers.”

Name and Principal Position	Fiscal Year	Salary	Bonus[a]		Stock Awards[b]	Option Awards[c]	Non-Equity Incentive Plan Compensation[d]	All Other Comp- ensation[e]	Total

Michael S. Dell	2009	$931,731	—		—	$16,776	—	$1,177,206	$2,125,713
Chairman and Chief Executive Officer	2008	950,000	—		—	338,207	—	1,044,831	2,333,038
	2007	950,000	—		—	2,485,008	—	1,060,881	4,495,889

Brian T. Gladden	2009	468,462	$2,000,000		$1,071,442	5,117,413	$538,731	143,578	9,339,626
Senior Vice President and Chief Financial Officer

Ronald G. Garriques	2009	703,846	1,000,000	[f]	5,624,893	2,993,852	591,231	55,735	10,969,558
President, Global Consumer	2008	659,615	3,500,000		4,144,338	519,148	524,394	14,370	9,361,865

Stephen F. Schuckenbrock	2009	678,365	—		2,306,438	7,137,631	522,341	20,537	10,665,312
President, Large Enterprise	2008	600,000	—		1,190,239	847,347	722,023	604,453	3,964,062
	2007	34,615	—		56,017	45,088	—	38	135,758

Donald J. Carty[g]	2009	298,077	300,000		332,438	2,771,046	—	82,475	3,784,036
Former Vice Chairman and Chief Financial Officer	2008	766,346	—		317,874	294,131	934,176	3,746,593	6,059,120
	2007	51,154	—		133,655	146,320	—	20,000	351,129

Michael R. Cannon	2009	703,846	1,500,000	[f]	204,619	186,475	—	10,128,955	12,723,895
Former President, Global Services	2008	646,154	2,000,000		2,791,006	2,543,525	547,939	47,799	8,576,422

a –	Amounts for Mr. Gladden in Fiscal 2009 and Mr. Garriques and Mr. Cannon in Fiscal 2008 represent amounts paid as sign-on bonus at the commencement of their respective employment. Amounts for Mr. Garriques and Mr. Cannon in Fiscal 2009 represent amounts earned pursuant to previously granted long-term cash awards (see note f). Amount for Mr. Carty in Fiscal 2009 represents amount paid to him in June 2008 in appreciation of his service as Vice Chairman and Chief Financial Officer.

b –	Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to Fiscal 2009, 2008 and 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. See Note 5 of Notes to Consolidated Financial Statements included in “Item 8 — Financial Statements and Supplemental Data” included in our Annual Report on Form 10-K for Fiscal 2009 for a description of the assumptions used in that computation. The number for Mr. Cannon for Fiscal 2009 reflects the forfeiture of all unvested awards upon his termination of employment on January 30, 2009. The actual value realized by the Named Executive Officer with respect to stock awards will depend on the market value of Dell common stock on the date the stock is sold.

c –	Represents the dollar amount of equity compensation cost recognized for financial reporting purposes with respect to Fiscal 2009, 2008 and 2007, computed in accordance with SFAS 123(R), excluding the impact of estimated forfeitures for service-based vesting conditions. Additionally, the numbers for Fiscal 2009 for Mr. Dell, Mr. Gladden, Mr. Garriques, Mr. Schuckenbrock and Mr. Carty, include the effect of the January 23, 2009, acceleration of all unvested stock options. The number for Mr. Cannon for Fiscal 2009 reflects the forfeiture of all unvested awards upon his termination of employment on January 30, 2009. See Note 5 of Notes to Consolidated Financial Statements included in “Item 8 — Financial Statements and Supplemental Data” included in our Annual Report on Form 10-K for Fiscal 2009 for a description of the assumptions used in that computation. The actual value realized by the Named Executive Officer with respect to option awards will depend on the difference between the market value of Dell common stock on the date the option is exercised and the exercise price.

d –	Represents amounts earned under the Executive Annual Incentive Bonus Plan.

e –	Includes the cost of providing various perquisites and personal benefits, as well the value of our contributions to the company-sponsored 401(k) plan and deferred compensation plan, and the amount we paid for term life insurance coverage under health and welfare plans. See “Compensation Discussion and Analysis – Benefits and Perquisites.”

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The following table provides detail for the aggregate “All Other Compensation” for each of the Named Executive Officers in their capacities as executive officers.

	Fiscal Year	Retirement Plans Matching Contributions	Benefit Plans	Financial Counseling	Annual Physical	Security	Technical Support	Personal Computer System	Relocation Expenses	Payment for Expired Stock Options	Severance

Mr. Dell	2009	$11,500	$1,081	—	—	$1,164,625	—	—	—	—	—
	2008	9,000	1,081	—	—	1,034,750	—	—	—	—	—
	2007	8,800	1,081	—	—	1,051,000	—	—	—	—	—

Mr. Gladden	2009	—	1,886	$6,250	$2,232	24,764	$462	—	$107,984	—	—

Mr. Garriques	2009	11,500	832	12,500	—	29,208	1,695	—	—	—	—
	2008	9,000	690	4,680	—	—	—	—	—	—	—

Mr. Schuckenbrock	2009	11,500	1,113	7,500	—	—	424	—	—	—	—
	2008	9,000	990	—	—	—	—	—	594,463	—	—
	2007	—	38	—	—	—	—	—	—	—	—

Mr. Carty	2009	—	2,209	—	—	—	1,002	$ 2,157	—	—
	2008	—	5,278	—	1,923	—	—	—	—	$ 3,739,392	—
	2007	—	—	—	—	—	—	—	—	—	—

Mr. Cannon	2009	25,907	3,773	5,000	—	88,404	—	—	5,871	—	$ 10,000,000
	2008	9,000	6,855	—	—	—	—	—	31,944	—	—

The amounts shown for security costs represent the amount of company-paid expenses relating to residential security for the Named Executive Officers under a Board approved security program. For Mr. Dell this security includes personal security as well as residential security and is provided pursuant to a separate Board authorized security program. The Board believes that Mr. Dell’s personal safety and security are of vital importance to the company’s business and prospects and, therefore, that these costs are appropriate corporate business expenses. Nevertheless, because these costs can be viewed as conveying personal benefits to Mr. Dell, they are reported as perquisites in this column. In conjunction with our security operations, we also provide certain security services to members of Mr. Dell’s immediate family and at locations other than Mr. Dell’s principal residence. Mr. Dell fully reimburses the company for the incremental costs attributable to such services.

The amount for Mr. Carty under “Technical Support” is attributable to Mr. Carty in his capacity as a director after he was no longer an executive officer.

The amount shown for Mr. Carty under “Personal Computer System” represents the value of a computer that Mr. Carty was given in recognition of his service as Vice Chairman and Chief Financial Officer.

The amount shown for Mr. Carty under “Payment for Expired Stock Options” represents amount paid with respect to expired in-the-money stock options. After we delayed the filing of our Annual Report on Form 10-K for Fiscal 2007, we suspended the exercise of employee stock options. As a result, Mr. Carty had 192,000 options, granted in his capacity as a director prior to becoming an employee, that expired while he had no ability to exercise or otherwise prevent their expiration. As a result, Mr. Carty, along with other similarly situated directors, officers and employees, received payment equal to the in-the-money value of the options at expiration.

The amount shown for Mr. Cannon under Severance represents cash severance payments of $5 million on or about February 20, 2009, and $2.5 million on or about April 20, 2009, and will receive the remaining $2.5 million on or before July 31, 2009, pursuant to his January 30, 2009, termination of employment.

f –	Upon commencement of employment, Mr. Garriques and Mr. Cannon were each granted a Long-Term Cash Award. Mr. Garriques’ award was $3,000,000 vesting ratably over three years (33.3% per year), beginning on the first anniversary of the grant date. Pursuant to the Modification Agreement, described above under “Employments Agreements, Severance and Change-in-Control Arrangements,” the final year of vesting ($1,000,000) for Mr. Garriques award was accelerated and became payable in March 2009. Mr. Cannon’s award was $7,500,000 vesting ratably over five years (20% per year), beginning on the first anniversary of the grant date. Mr. Cannon forfeited the unvested portion of his grant ($6,000,000) upon the termination of his employment on January 30, 2009. In the 2008 Proxy Statement, we reported the entire amount of the grants on the date of grant. Pursuant to updated guidance from the Securities and Exchange Commission, we have excluded those amounts in the above table in the year of grant, and will report amounts as they are earned.

g –	Mr. Carty served as Vice Chairman and Chief Financial Officer from January 1, 2007, until June 13, 2008, and was not eligible for any additional compensation for his Board service while he was a Dell employee. Amounts in this table reflect his director compensation earned for Fiscal 2009, 2008 and 2007. The amount under Stock Awards represents $80,257 (2009), $44,461 (2008) and $112,597 (2007) for his director grants and $252,180 (2009), $273,413 (2008) and $21,058 (2007) for his employee grants, and the amount under Options Awards represents $77,531 (2009), $53,940 (2008) and $122,728 (2007) for his director grants and $2,693,515 (2009), $240,191 (2008) and $23,592 (2007) for his employee grants. Mr. Carty’s director retainer fees for Fiscal 2009 ($75,000) and Fiscal 2007 ($20,000) are reflected under “All Other Compensation.” Additionally, Dell provided Mr. Carty with a personal computer at a cost of $2,108 and personal technical service at a cost of $1,002 in connection with his service as a member of the Board.

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Incentive Plan Based Awards

The following table sets forth certain information about plan based awards that were made to the Named Executive Officers during Fiscal 2009. For more information about the plans under which these awards were granted, see the “Compensation Discussion and Analysis” above.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

Name		Estimated Future Payouts Under Non-equity Incentive Plan Awards[a]			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock Units		All other Options Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards[b]	Grant Date Fair Value
	Grant Date	Threshold	Target	Maximum	Threshold		Target		Maximum

Mr. Dell	3/4/08	$0	$1,900,000	$2,478,000

Mr. Gladden	5/20/08	489,041	489,041	1,467,123
	5/20/08										223,000	[c]				$4,587,110
	5/20/08												922,000	[d]	$20.57	5,117,413

Mr. Garriques	3/4/08	0	720,000	2,478,000
	3/4/08										213,522	[c]				4,199,978

Mr. Schuckenbrock	3/4/08	0	675,000	2,478,000
	3/4/08				87,444	[e]	109,305	[e]	131,166	[e]						2,150,029
	3/4/08												380,187	[d]	19.67	2,176,654

Mr. Carty	3/4/08	0	775,000	2,478,000
	3/4/08				61,006	[e]	76,257	[e]	91,508	[e]						1,499,975
	3/4/08												265,245	[d]	19.67	1,518,586

Mr. Cannon	3/4/08	0	720,000	2,478,000
	3/4/08				83,757	[e]	104,696	[e]	125,635	[e]						2,059,370
	3/4/08												166,333	[d]	19.67	952,293

a –	For each Named Executive Officer except Mr. Gladden, the company modifier was 70% for Fiscal 2009. For actual award amounts, see “Summary Compensation Table – Non-Equity Incentive Plan Compensation.” For more information on the annual incentive bonus, see “Compensation Discussion and Analysis – Individual Compensation Components – Annual Incentive Bonus.” As part of his employment agreement, Mr. Gladden was guaranteed a company modifier of 100% for his Fiscal 2009 annual incentive bonus. In conjunction with their terminations of employment with Dell during Fiscal 2009, Mr. Carty and Mr. Cannon were not eligible for a payout under the Fiscal 2009 Bonus Plan.

b –	The exercise price is equal to the closing price of Dell common stock on the date of grant.

c –	The number of restricted stock units shown for Mr. Gladden was based on his new hire package as discussed above under “Compensation Discussion and Analysis – New Hire Packages.” The number of restricted stock units shown for Mr. Garriques was based on 600% of his Fiscal 2008 base salary and the closing stock price of Dell common stock on the date of grant ($19.67), as discussed above under “- Compensation Discussion and Analysis – Fiscal 2009 Long Term Incentive Awards.” The restricted stock units vest ratably over three years (33.3% per year) beginning on the first anniversary of the date of grant. All unvested restricted stock units will be forfeited upon resignation or termination as a Dell employee.

d –	Represents stock options that were scheduled to vest and become exercisable ratably over three years (33.3% per year) beginning on the first anniversary of the date of grant. All unvested options expire upon the termination of employment for any reason other than death or permanent disability. All unvested options vest immediately upon death or permanent disability, and all options expire one year later. If employment is terminated for conduct detrimental to the company, all options (whether or not vested) expire immediately. If employment is terminated as a result of normal retirement, vested options expire the third year after such retirement. If employment is terminated for any other reason, all vested options expire 90 days after such termination. In any event, the options expire ten years from the date of grant unless otherwise expired as described above. All options are transferable to family members under specified circumstances. For Mr. Gladden, Mr. Schuckenbrock and Mr. Carty, the vesting of these options was accelerated on January 23, 2009.

e –	Represents performance based restricted stock units that vest 100% on the third anniversary of the date of the grant. As described in the “Compensation Discussion and Analysis—Fiscal 2009 Long-Term Incentive Awards” above, the number of units earned will vary from 80% to 120% for one-third of the award each year for Fiscal years 2009, 2010 and 2011. Performance will be measured against goals established at the beginning of each year. Each unit will be valued at a share of Dell common stock on the date it vests.

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The following table sets forth certain information about outstanding option and stock awards held by the Named Executive Officers as of the end of Fiscal 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options								Equity Incentive Plan Awards
Name	Exercisable		Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[a]		Market Value of Shares or Units of Stock that Have Not Vested[b]	Number of Unearned Shares, Units or Other Rights That Have Not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[a]

Mr. Dell	805,595		—	$44.69	9/23/09
	900,000		—	43.44	3/2/10
	145,555		—	45.90	3/24/10
	350,000		—	37.59	8/22/10
	500,000		—	22.94	2/12/11
	307,285		—	21.72	3/23/11
	500,000		—	24.09	6/18/11
	500,000		—	27.64	3/7/12
	64,940		—	21.39	3/22/12
	400,000		—	26.19	3/6/13
	400,000		—	34.24	9/4/13
	400,000			32.99	3/4/14

Mr. Gladden	922,000		—	20.57	5/20/18
						223,000	[c]	$2,118,500

Mr. Garriques	500,000		—	24.22	2/19/17
						933,522	[d]	8,868,459

Mr. Schuckenbrock	550,000		—	26.29	1/8/17
	243,129		—	28.42	9/6/17
	380,187		—	19.67	3/4/18
						277,822	[e]	2,354,385	29,148	[f]	$415,359

Mr. Carty	16,284	[g]	—	43.91	7/16/09
	16,298	[g]	—	52.16	7/20/10
	24,080	[g]	—	28.24	7/19/11
	28,420	[g]	—	26.32	7/18/12
	11,996	[g]	—	33.35	7/18/13
	7,492	[g]	—	35.60	7/16/14
	7,539	[g]	—	40.91	7/15/15
	15,775	[g]	—	19.55	7/21/16
	190,000		—	25.27	1/2/17
	265,245		—	19.67	3/8/18
						41,749	[h]	396,616

Mr. Cannon	500,000		—	23.97	4/30/09

a –	If a vesting of restricted stock is scheduled to occur when the company trading window is closed and Named Executive Officers are prohibited from trading in Dell common stock, the vesting date is deferred until the applicable trading window is open.

b –	Value based on the closing price of Dell common stock on January 30, 2009 ($9.50).

c –	Restricted stock units, of which 33.33% vested on May 20, 2009, and the remainder vests ratably on May 20, 2010 and 2011.

d –	Restricted stock units, of which 180,000 units vested on February 19, 2009, and 71,174 units vested on March 4, 2009. The remaining units vest as follows: 180,000 units vest on February 19, 2010, 2011 and 2012, and 71,174 units vest on March 4, 2010 and 2011.

e –	Restricted stock units, of which 30,000 units vested on March 4, 2009, and the remaining units vest as follows: 35,189 units vest on September 6, 2009 and 2010, 30,000 units vest on January 8, 2010, 2011 and 2012, and 87,444 units vest on March 4, 2011.

f –	Represents the unearned portion of performance based stock units granted on March 4, 2008. Any units earned pursuant to these awards vest on March 4, 2011.

g –	These awards were granted to Mr. Carty in his capacity as a member of the Board prior to his becoming an executive officer.

h –	Represents unvested restricted stock units. Of these units, 11,749 units were granted to Mr. Carty in his capacity as a member of the Board, and vest as follows: 375 units vest on July 16, 2009, 377 units vest on July 15 of 2009 and 2010, 789 units vest on July 1, 2009, 2010 and 2011, 2,752 units vest on July 18, 2009, 2,751 units vest on July 18, 2010, and 2,750 units vest on July 18, 2011. The remaining 30,000 shares were granted to Mr. Carty as an employee and vest ratably on January 2, 2010, 2011 and 2012.

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The following table sets forth certain information about option exercises and vesting of restricted stock during Fiscal 2009 for the Named Executive Officers who exercised options or had restricted stock or restricted stock units vest during Fiscal 2009.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized upon Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting[a]
Mr. Garriques	—	—	180,000	$3,519,000
Mr. Schuckenbrock	—	—	65,201	1,308,473
Mr. Carty[b]	—	—	11,541	139,196
Mr. Cannon	—	—	125,000	2,443,750

a –	Computed using the fair market value of the stock on the date of vesting.

b –	Represents the vesting of restricted stock of which 1,166 shares ($34,096) were granted to Mr. Carty in his capacity as a member of the Board prior to his becoming an executive officer. The remaining 10,000 shares ($105,100) were granted to Mr. Carty after becoming an executive officer.

Equity Compensation Plans

Equity Compensation Plans Approved by Stockholders

Long-Term Incentive Plans — Stockholders have approved the 1994 Incentive Plan, the 2002 Long-Term Incentive Plan and amendments to the 2002 Long-Term Incentive Plan (the “Amended and Restated 2002 Long-Term Incentive Plan”). Although options are still outstanding under the 1994 plan, no shares are available for future awards. We currently use the Amended and Restated 2002 Long-Term Incentive Plan for stock-based incentive awards. These awards can be in the form of stock options, stock appreciation rights, stock bonuses, restricted stock, restricted stock units, performance units, or performance shares.

Equity Compensation Plans Not Approved by Stockholders

Broad Based Stock Option Plan — In October 1998, the Board approved the Broad Based Stock Option Plan, which permitted awards of fair market value stock options to non-executive employees. While there are still shares outstanding under this plan, the plan was terminated by the Board in November 2002, and options are no longer being awarded under this plan.

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in first column)
Plans approved by stockholders	262,927,318		$31.73	312,575,596	[a]

Plans not approved by stockholders	2,806,380	[b]	$41.93	0	[c]

Total	265,733,698		$31.84	312,575,596

a –	Represents shares that were available for issuance under the Amended and Restated 2002 Long-Term Incentive Plan. Of the shares available under the Amended and Restated 2002 Long–Term Incentive Plan, 144,620,154 shares were available to be issued in the form of restricted stock. All information is as of the end of Fiscal 2009.

b –	Represents the number of shares that were issuable pursuant to options granted under the Broad Based Stock Option Plan and were outstanding as of the end of Fiscal 2009.

c –	The Broad Based Stock Option Plan was terminated in November 2002, and, consequently, no shares are available for future awards.

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Other Benefit Plans

401(k) Retirement Plan — We maintain a 401(k) retirement savings plan that is available to substantially all U.S. employees. We match 100% of each participant’s voluntary contributions up to 5% of the participant’s compensation, and a participant vests immediately in the matching contributions. Participants may invest their contributions and the matching contributions in a variety of investment choices, including a Dell common stock fund, but are not required to invest any of their contributions or matching contributions in Dell common stock.

Deferred Compensation Plan — We also maintain a nonqualified deferred compensation plan that is available to executives. Under the terms of this plan, we match 100% of each participant’s voluntary deferrals up to 3% of the participant’s compensation that exceeds the qualified plan compensation limit. A participant may defer up to 50% of their base salary and up to 100% of their annual incentive bonus. Matching contributions vest ratably over the first five years of employment (20% per year) and thereafter matching contributions vest immediately. A participant’s funds are distributed upon the participant’s death or retirement (at age 65 or older) or, under certain circumstances, at the request of the participant, during the participant’s employment, and can be taken in a lump sum or installments (monthly, quarterly, or annually) over a period of up to 10 years. Vested funds may be withdrawn, with potential penalties, at the participant’s request or proof of financial hardship. The investment choices for the deferred compensation plan contributions generally are the same as those available in the broader 401(k) retirement savings plan except that there is no Dell common stock fund in this plan. Upon a corporate merger, consolidation, liquidation, or other type of reorganization that constitutes a change of control under the plan, the plan will be terminated and all benefits will be paid.

The following table describes the contributions, earnings, and balance at the end of Fiscal 2009 for each of the Named Executive Officers who participate in the deferred compensation plan.

NONQUALIFIED DEFERRED COMPENSATION AT FISCAL YEAR-END 2009

Name	Executive Contributions in Last Fiscal Year	Company Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year[a]	Aggregate Withdrawals/ Distributions in Last Fiscal Year	Aggregate Balance at Fiscal Year-end
Mr. Dell	—	—	$-2,701,707	—	$3,823,150
Mr. Carty	—	—	-425,045	—	500,611
Mr. Cannon	$535,715	$14,407	-210,289	—	339,834

a –	Not reported as compensation to the Named Executive Officers for tax purposes. The amount shown under Company Contributions in Last Fiscal Year is included in the Summary Compensation Table above.

Certain Termination Benefits — All of our equity awards contain provisions that accelerate the vesting of the awards upon the death or permanent disability of the holder. These provisions are generally applicable to all Dell employees, including the executive officers. In addition, as described above under “Compensation Discussion and Analysis — Employment Agreements, Severance, and Change-in-Control Arrangements,” Dell has severance agreements with each of the Named Executive Officers other than Mr. Dell. The following table sets forth, for each of the Named Executive Officers, potential severance payments and the aggregate value of the awards that were subject to such vesting acceleration at the end of Fiscal 2009, in each case assuming the applicable event occurred on January 30, 2009. Except as noted below, severance payments are generally made in lump sums.

Named Executive Officer	Severance Payment[a]	Acceleration Benefit Upon Death or Permanent Disability[b]
Mr. Dell	—	—
Mr. Gladden	$1,400,000	$2,118,500
Mr. Garriques	8,000,000	6,482,164
Mr. Schuckenbrock	1,350,000	2,492,762
Mr. Carty	—	396,616	[c]
Mr. Cannon[d]	10,000,000	—

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a –	Severance payments under the executive officer severance agreements are only payable if the executive’s employment is terminated “without cause.” In general, an executive is terminated without cause under these agreements unless the executive is terminated for violating confidentiality obligations, violating certain laws, committing a felony or making a plea of guilty or nolo contendere with respect to a felony, committing gross negligence or insubordination, refusing to implement directives issued by the executive’s manager, breaching a fiduciary duty to Dell, violating Dell’s Code of Conduct, unsatisfactory job performance, chronic absenteeism, or misconduct.

Under their individual Letter Agreements, Mr. Cannon and Mr. Garriques were to receive certain severance payments if they resigned “with good reason,” which they are deemed to have if Dell required them to report to anyone other than Dell’s Chief Executive Officer. In addition, Mr. Cannon could also resign “with good reason” if Dell substantially and materially reduced his job title or authority, reduced his target cash compensation by more than 10%, unless the same reduction applied to other executive officers, or materially breached its obligations under the agreement. Mr. Cannon’s employment was terminated on January 30, 2009, and he will receive his severance payment of $10,000,000; as described in note d below, all unvested options and restricted stock units were forfeited. Additionally, on March 5, 2009, the Leadership Development and Compensation Committee approved for Mr. Garriques a $1,000,000 cash payment and accelerated vesting of the remaining $1,000,000 of his new-hire long-term cash award (otherwise scheduled to vest in February 2010) in exchange for the termination of his special severance arrangement, described above, and the elimination of the special long-term incentive provisions in his new hire agreement. As of March 5, 2009, Mr. Garriques was subject to the company’s standard executive officer severance plan.

Under the executive officer severance agreements, executive officers are obligated to comply with certain noncompetition and nonsolicitation obligations for a period of 12 month following termination of employment.

b –	Represents the sum of (1) the in-the-money value of unvested stock options that are subject to vesting acceleration in the event of death or permanent disability and (2) the value of unvested restricted stock, restricted stock units, and performance-based restricted stock units that are subject to vesting acceleration in the event of death or permanent disability. All values, computed as of the end of Fiscal 2009, are based on the closing price of Dell common stock on the last day of Fiscal 2009 ($9.50).

c –	Mr. Carty’s employment terminated on June 13, 2008. The amount represents the acceleration provisions of his restricted stock units granted to him in his capacity as a director as well as his remaining restricted stock units or options granted to him in his capacity as Dell’s Vice Chairman and Chief Financial Officer.

d –	Mr. Cannon’s employment with the company was terminated on January 30, 2009. Mr. Cannon received cash severance payments of $5 million on or about February 20, 2009, and $2.5 million on or about April 20, 2009, and will receive the remaining $2.5 million on or before July 31, 2009. In conjunction with his termination, Mr. Cannon entered into a Consultancy Agreement that extends certain confidentiality, noncompetition, and nonsolicitation obligations through February 1, 2011.

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STOCK OWNERSHIP

The following table sets forth certain information, as of May 1, 2009, about the ownership of Dell common stock by (a) the directors (including the persons nominated to be directors), (b) each Named Executive Officer, (c) all current directors and executive officers as a group, and (d) each person known to us to be the beneficial owner of more than 5% of the total number of shares outstanding. Unless otherwise indicated, each person named below holds sole investment and voting power over the shares shown.

Beneficial Owner	Number of Shares Owned		Options Exercisable Within 60 Days		Total Beneficial Ownership	Total as a Percentage of Shares Outstanding (if 1% or more)[a]
Michael S. Dell	226,383,020	[b]	5,273,375		231,656,395	11.83%
One Dell Way Round Rock, Texas 78682
Southeastern Asset Management, Inc. 6410 Poplar Avenue, Suite 900 Memphis, Tennessee 38119	146,600,284	[c]	—		146,600,284	7.5%
James W. Breyer	0		0		0	—
Donald J. Carty	619,902		583,129		1,203,031	—
William H. Gray, III	15,206		83,375		98,581	—
Sallie L. Krawcheck	14,658		66,150		80,808	—
Alan (A.G.) Lafley	14,308		58,465		27,773	—
Judy C. Lewent	23,553		157,669		181,222	—
Thomas W. Luce, III	43,906	[d]	37,208		81,114	—
Klaus S. Luft	20,660		138,959	[e]	159,619	—
Alex J. Mandl	13,914	[f]	141,608		155,522	—
Michael A. Miles	263,488		136,418		399,906	—
Sam Nunn	26,724		182,549		209,273	—
Brian T. Gladden	10,000		922,000		932,000	—
Ronald G. Garriques	0		500,000		500,000	—
Stephen F. Schuckenbrock	117,147		1,173,316		1,290,463	—
Michael R. Cannon	84,705		0		84,705	—
Directors and executive officers as a group (23 persons)	227,890,814		20,533,651		248,424,465	12.59%

a –	Other than the percentage reported for Southeastern Asset Management, Inc., the percentage is based on the number of shares outstanding (1,952,516,892) at the close of business on May 1, 2009. The percentage reported for Southeastern Asset Management, Inc. is based on their Schedule 13G filed with the Securities and Exchange Commission on February 6, 2009.

b –	Includes 1,482,435 shares held in a trust for the benefit of Mr. Dell’s children of which he is the trustee. Does not include 26,984,832 shares held in a separate property trust for Mr. Dell’s spouse and 1,482,434 shares held in a trust for the benefit of his children of which his spouse is trustee.

c –	According to their Schedule 13G referenced above, Southeastern Asset Management, Inc. has (1) sole voting power with respect to 72,876,975 shares, (2) shared voting power with respect to 58,037,212 shares, (3) sole dispositive power with respect to 88,510,372 shares, and (4) shared dispositive power with respect to 58,037,212 shares.

d –	Includes 39,778 shares held in a personal retirement plan.

e –	Includes 33,500 options that have been transferred to family members or a trust benefiting family members.

f –	Includes 4,751 shares held by Mr. Mandl’s spouse and 1,300 shares held in an IRA for Mr. Mandl’s spouse.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in its oversight of Dell’s financial reporting process. The Audit Committee’s responsibilities are more fully described in its charter, which is accessible on Dell’s website at www.dell.com/corporategovernance.

Management has the primary responsibility for the preparation and integrity of Dell’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Dell’s

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independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and effectiveness of internal control over financial reporting and expressing an opinion thereon.

The Audit Committee reports that it has:

•	Reviewed and discussed the audited consolidated financial statements for Fiscal 2009 with Dell’s management;
•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 114 (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T;

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP (“PwC”) required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence; and that

•

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in Dell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2009, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

ALEX J. MANDL, Chair

JUDY C. LEWENT

THOMAS W. LUCE, III

KLAUS S. LUFT

ADDITIONAL INFORMATION

Record Date; Shares Outstanding

Stockholders of record at the close of business on May 22, 2009, are entitled to vote their shares at the annual meeting. As of that date, there were 1,953,973,755 shares of common stock outstanding and entitled to be voted at the meeting. The holders of shares on the record date are entitled to one vote per share.

Quorum

More than 50% of the stockholders entitled to vote must be present or represented by proxy at the meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Proxies; Right to Revoke

By submitting your proxy, you authorize Lawrence P. Tu and Janet B. Wright to represent you and vote your shares at the meeting in accordance with your instructions. They may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting.

If you attend the meeting, and are either a record holder or have obtained a “legal proxy” from the record holder, you may vote your shares in person, regardless of whether you have submitted a proxy or voting instruction card. See “Additional Information — Voting by Street Name Holders.” In addition, you may revoke your proxy by sending a written notice of revocation to Dell’s Corporate Secretary, by submitting a later-dated proxy, or by voting in person at the meeting.

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Default Voting

If you submit a proxy but do not indicate any voting instructions, your shares will be voted FOR Proposal 1 (Election of Directors), FOR Proposal 2 (Ratification of Independent Auditor), AGAINST Stockholder Proposal 1 (Reimbursement for Proxy Expenses) and AGAINST Stockholder Proposal 2 (Simple Majority Vote). If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted according to the discretion of the holders of the proxy.

Voting by Street Name Holders

If your shares are held through a broker or other nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder by 11:59 p.m., Eastern Daylight Time, on July 16, 2009, the record holder will be entitled to vote your shares in its discretion on Proposal 1 (Election of Directors) and Proposal 2 (Ratification of Independent Auditor), but will not be able to vote your shares on either of the Stockholder Proposals and your shares will be counted as a “broker non-vote” on those proposals.

As the beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares.

Tabulation of Votes

Broadridge Financial Solutions, Inc. will tabulate and certify the votes.

If your shares are counted as a broker non-vote or abstention, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to be voted. Thus, abstentions have the effect of votes against the proposals to which they relate. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters on which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on any of the proposals.

If you own Dell shares through the Dell 401(k) plan for employees, you can direct the trustee to vote the shares held in your account in accordance with your instructions by returning the enclosed proxy card or by registering your instructions via the telephone or Internet as directed on the proxy card. If you wish to instruct the trustee on the voting of shares held in your account, you should submit those instructions no later than July 14, 2009. The trustee will vote shares for which no voting instructions were received on or before that date as directed by the plan fiduciary.

Proxy Solicitation

We will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile by officers, directors, and regular employees. In addition, we will utilize the services of D.F. King & Co., Inc., an independent proxy solicitation firm, and will pay $18,500 plus reasonable expenses as compensation for those services. We may also reimburse brokerage firms, custodians, nominees, and fiduciaries for their expenses to forward proxy materials to beneficial owners.

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Director Nomination Process

Director Qualifications — The Board believes that individuals who are nominated by the Board to be a director should have demonstrated notable or significant achievements in business, education, or public service; should possess the requisite intelligence, education, and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders. The following attributes or qualifications will be considered by the Governance and Nominating Committee in evaluating a person’s candidacy for membership on the Board:

•

Management and leadership experience — Relevant experience should include, at a minimum, a past or current leadership role in a major public company or recognized privately held entity; a past or current leadership role at a prominent educational institution or senior faculty position in an area of study important or relevant to the company; a past elected or appointed senior government position; or a past or current senior managerial or advisory position with a highly visible nonprofit organization. Consideration will also be given to relevant experience in our high priority growth areas; demonstrated experience in major challenges we face or a unique understanding of our business environment; and experience with, exposure to, or reputation among a broad subset of our customer base.

•

Skilled and diverse background — All candidates must possess the aptitude or experience to understand fully the legal responsibilities of a director and the governance processes of a public company, as well as the personal qualities to be able to make a substantial active contribution to Board deliberations, including intelligence and wisdom, self-assuredness, interpersonal and communication skills, courage and inquisitiveness. Consideration will also be given to financial management, reporting and control expertise or other experience that would qualify the candidate as a “financial expert” under established standards, as well as international experience. Consideration will be given to assuring that the Board, as a whole, adequately reflects the diversity of our constituencies and the communities in which we conduct our business.

Further, each candidate must be willing to commit, as well as have, sufficient time available to discharge the duties of Board membership and should have sufficient years available for service to make a significant contribution to Dell over time.

Selection and Nomination Process — Whenever a vacancy occurs on the Board, the Governance and Nominating Committee is responsible for identifying one or more candidates to fill that vacancy, investigating each candidate, evaluating his or her suitability for service on the Board, and recommending a candidate to the full Board. In addition, the committee is responsible for recommending nominees for election or reelection to the Board at each annual meeting of stockholders.

The Governance and Nominating Committee is authorized to use any methods it deems appropriate for identifying candidates for Board membership, including recommendations from current Board members and recommendations from stockholders. The committee has engaged outside search firms to identify suitable candidates.

The Governance and Nominating Committee is also authorized to engage in whatever investigation and evaluation processes it deems appropriate, including a thorough review of the candidate’s background, characteristics, qualities and qualifications and personal interviews with the committee as a whole, one or more members of the committee, or one or more other Board members.

In formulating its recommendation, the Governance and Nominating Committee will consider not only the findings and conclusions of its investigation and evaluation process, but also the current composition of the Board; the attributes and qualifications of serving Board members; additional attributes, capabilities, or qualifications that should be represented on the Board; and whether the

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candidate could provide those additional attributes, capabilities, or qualifications. The committee will not recommend any candidate unless that candidate has indicated a willingness to serve as a director and has agreed to comply, if elected, with the expectations and requirements of Board service.

Stockholder Recommendations — Candidates recommended by stockholders will be considered in the same manner as other candidates. A stockholder who wishes to make such a recommendation should complete a Director Recommendation Form (available on our website at www.dell.com/boardofdirectors) and submit it, along with appropriate supporting documentation and information, to the Governance and Nominating Committee, c/o Board Liaison, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Each stockholder recommendation will be processed expeditiously upon receipt of the completed Director Recommendation Form. If the Governance and Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates to be considered for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of stockholders. Stockholders who are recommending candidates for nomination in connection with the next annual meeting of stockholders should submit their completed Director Recommendation Forms no later than March 1 of the year of that meeting.

Stockholder Nominations — Stockholders who wish to nominate a person for election as a director (as opposed to making a recommendation to the Governance and Nominating Committee) must follow the procedures described in Article III, Section 12 of the Bylaws, either in addition to or in lieu of making a recommendation to the committee. Those procedures are described under “Stockholder Proposals for Next Year’s Meeting — Bylaw Provisions” below.

Re-Election of Existing Directors — In considering whether to recommend directors who are eligible to stand for re-election, the Governance and Nominating Committee may consider a variety of factors, including a director’s contributions to the Board and ability to continue to contribute productively, attendance at Board and committee meetings and compliance with the Corporate Governance Principles (including satisfying the expectations for individual directors), as well as whether the director continues to possess the attributes, capabilities and qualifications considered necessary or desirable for Board service, the results of the annual Board self-evaluation, the independence of the director and the nature and extent of the director’s non-Dell activities.

Stockholder Proposals for Next Year’s Meeting

Bylaw Provisions — In accordance with Dell’s Bylaws, a stockholder who desires to present a proposal for consideration at next year’s annual meeting (which is currently scheduled for July 16, 2010) must submit the proposal no later than the close of business on May 17, 2010. The submission should include the proposal and a brief statement of the reasons for it, the name and address of the stockholder (as they appear in our stock transfer records), the number of Dell shares beneficially owned by the stockholder, and a description of any material direct or indirect financial or other interest that the stockholder (or any affiliate or associate) may have in the proposal. Proposals should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682.

Inclusion in Next Year’s Proxy Statement — A stockholder who desires to present a proposal for inclusion in next year’s proxy statement must deliver the proposal to our principal executive offices no later than the close of business on February 5, 2010. Submissions should be addressed to Corporate Secretary, Dell Inc., One Dell Way, Mail Stop RR1-33, Round Rock, Texas 78682, and should comply with all applicable Securities and Exchange Commission rules.

Presentation at Meeting — For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at next year’s annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) we receive notice of the proposal before the close of business on April 21, 2010, and advise stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, or (b) we do not receive notice of the proposal prior to the close of business on April 21, 2010.

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Section 16(a) Beneficial Ownership Reporting Compliance

In March 2008, Alex J. Mandl, outside director, inadvertently failed to timely report the sale of 4,351 shares of Dell common stock and the subsequent purchase by his spouse of the shares on March 7, 2008. The report was filed on May 29, 2009. Additionally, Tom Luce, outside director, inadvertently failed to timely report the sale of 3,230 shares on June 10, 2008. The report was filed on June 13, 2008, one day late.

Certain Relationships and Related Transactions

We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our Board have relationships as directors or executive officers. For Fiscal 2009, none of these transactions was material, either individually or collectively.

Aircraft Reimbursement

Prior to July 2008, certain of our executive officers owned private aircraft, either outright or through fractional share ownership arrangements. Under our executive travel policy, which was approved by the Leadership Development and Compensation Committee of the Board, Dell reimbursed certain executive officers for the cost of using their private aircraft while traveling on Dell business. The reimbursement covered variable costs, plus a pro rata portion of the management fees, attributable to the executive’s Dell business travel, but did not cover any depreciation or other reimbursement for capital costs or purchase price. Mr. Dell continues to own his own private aircraft and the company will continue to reimburse him for the covered variable costs, plus a pro rata portion of the management fees attributable to his business travel. As of, July 2008, all other executive officers authorized for use of private aircraft for business travel must use the Dell contracted aircraft service. During Fiscal 2009, we reimbursed the following executive officers (or wholly-owned entities through which they own their aircraft) the following amounts:

Named Executive Officer	Reimbursement Amount

Mr. Dell	$4,078,574
Mr. Clarke	55,620

Acquisition of MessageOne Inc.

On April 22, 2008, Dell acquired MessageOne Inc. pursuant to an Agreement and Plan of Merger, dated February 11, 2008, for approximately $164 million in cash plus an additional $10 million to be used for management retention. MessageOne, which provided Software-as-a-Service enabled, enterprise-class email business continuity, compliance, archiving and disaster recovery services, was co-founded by Adam Dell, the brother of Michael Dell, the company’s Chairman and Chief Executive Officer and the beneficial owner of approximately 11% of the outstanding Dell common stock. Adam Dell served as MessageOne’s non-executive chairman of the board, but was not a member of MessageOne management.

Related Party Interests — The following information about the relationships between Dell family members and MessageOne was provided to Dell by MessageOne and representatives of the Dell family.

Adam Dell is the sole owner and member of Impact Venture Advisors, LLC, which is the sole general partner of Impact Venture Partners, L.P. and Impact Entrepreneurs Fund, L.P. Michael Dell, Susan Dell and a trust for the Dell’s minor children collectively own a 25% limited partner interest in Impact Venture Partners and a 43% limited partner interest in Impact Entrepreneurs Fund. Alexander and Lorraine Dell, Mr. Dell’s parents, own a 14% limited partner interest in Impact Entrepreneurs Fund. These investments in Impact Venture Partners and Impact Entrepreneurs Fund were made in December 1999, and January 2000, respectively.

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Both Impact Venture Partners and Impact Entrepreneurs Fund were investors in MessageOne and held shares of capital stock in MessageOne (and options or warrants to acquire shares of capital stock) that represented 22.31% and 1.73%, respectively, of MessageOne’s total capital stock outstanding on a fully diluted and as-converted basis.

As a result of their investments in MessageOne, Impact Venture Partners and Impact Entrepreneurs Fund received approximately $40.56 million and $2.93 million, respectively, of acquisition consideration. Of that consideration, the following amounts were distributed to Dell family members:

•

Impact Venture Advisors (wholly owned by Adam Dell) received approximately $966,000 ($904,000 attributable to its interest in Impact Venture Partners and $62,000 attributable to its interest in Impact Entrepreneurs Fund).

•

Michael Dell, Susan Dell and their children’s trust received collectively approximately $9.79 million (approximately $9.04 million attributable to their interest in Impact Venture Partners and approximately $750,000 attributable to their interest in Impact Entrepreneurs Fund).

•	Mr. Dell’s parents received approximately $450,000 (all attributable to their interest in Impact Entrepreneurs Fund).

Michael and Susan Dell have donated the proceeds which they and their children’s trust received from the acquisition to charity.

Board Governance Processes — The acquisition of MessageOne was identified and acknowledged by our Board from the outset as a potential related party transaction. Consequently, our Board directed that management implement a series of measures designed to ensure that the transaction was considered, analyzed, negotiated and approved objectively and independent of any control or influence from the related parties. Those measures included the following:

•	Michael Dell was excluded from the negotiations and all aspects of the decision-making process.
•

The independent members of our Board (i.e., the members of our Board other than Michael Dell and Don Carty) explored and analyzed in detail the process by which management identified, proposed, analyzed and negotiated the acquisition to ensure that management was acting independently and in the best interests of Dell Inc. and its stockholders. In addition, in accordance with their respective charters, the Finance Committee of the Board (made up entirely of independent directors) reviewed and analyzed all aspects of the transaction and recommended that the transaction be approved by the full Board and the Audit Committee (also made up entirely of independent directors), the committee charged with approval at the time, reviewed and analyzed the related-party aspects of the transaction and recommended that the transaction be approved by the full Board

•

Our Board sought, received and relied upon an opinion from Morgan Stanley & Co. Incorporated to the effect that, as of February 11, 2008, and based upon and subject to the matters stated in its opinion, the consideration to be paid by Dell pursuant to the merger agreement was fair, from a financial point of view, to Dell Inc.

With those measures and after consideration and discussion of the relationships and the interests of Michael Dell and members of the Dell family, our independent directors concluded that the transaction was fair to, and in the best interests of, Dell Inc. and its stockholders and, on that basis, approved the transaction.

Review and Approval of Transactions with Related Persons

The Governance and Nominating Committee of the Board, pursuant to its written charter, is charged with the responsibility of reviewing and approving or ratifying any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the Securities and Exchange Commission. The Governance and Nominating Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. The Governance and Nominating Committee reviewed each of the transactions described above.

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Code of Conduct

We maintain a Code of Conduct (entitled Winning with Integrity) that is applicable to all of our employees worldwide, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer. That Code of Conduct, which satisfies the requirements of a “code of ethics” under applicable Securities and Exchange Commission rules, contains written standards that are designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely and understandable public disclosures and communications, including financial reporting; compliance with applicable laws, rules, and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the code. A copy of the Code of Conduct is posted on our website at www.dell.com/codeofconduct.

We will post any waivers of the Code of Conduct or amendments to the Code of Conduct that are applicable to our Chief Executive Officer, Chief Financial Officer, or Chief Accounting Officer on our website at www.dell.com/codeofconduct.

Stockholder List

For at least ten days prior to the meeting, a list of the stockholders entitled to vote at the annual meeting will be available for examination, for purposes germane to the meeting, during ordinary business hours at our principal executive offices. The list will also be available for examination at the meeting.

Stockholders Sharing the Same Last Name and Address

We are sending only one copy of the notice regarding the Internet availability of proxy materials or set of 2009 annual meeting materials to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as “householding,” is intended to eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs.

If you received a householded mailing this year and you would like to receive a separate copy of the notice of Internet availability of proxy materials or of the proxy materials, we will deliver a copy promptly upon your request in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800.

You may also download a copy of any of these materials at www.dell.com/investor.

To opt out of householding for future mailings, you should mark the “No” box next to the householding election when you vote your proxy, or notify us using the contacts for the Dell Investor Relations Department described above.

If you received multiple copies of the annual meeting material and would prefer to receive a single copy in the future, please mark the “Yes” box next to the householding election when you vote your proxy.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse each have two accounts containing Dell stock at two different brokerage firms, your household will receive two copies of our annual meeting materials — one from each brokerage firm.

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Notice of Electronic Availability of Proxy Materials

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on July 17, 2009. The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

As permitted by rules recently adopted by the Securities and Exchange Commission, we are making our proxy material available to our stockholders electronically via the Internet. We have mailed many of our stockholders a notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your voting instructions over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Annual Report on Form 10-K

Our Fiscal 2009 Annual Report on Form 10-K is available without exhibits on www.dell.com/investor and with exhibits at the website maintained by the Securities and Exchange Commission (www.sec.gov). You may obtain a printed version of the report upon request in one of the following manners:

•	Email Dell’s Investor Relations department at Investor_Relations@dell.com
•	Send your request by mail to Dell Inc., Investor Relations, One Dell Way, Round Rock, Texas 78682
•	Call Dell Investor Relations at (512) 728-7800

Directions to the Meeting

You may request directions to the Annual Meeting via email at Investor_Relations@dell.com or call Dell Investor Relations at (512) 728-7800.

www.dell.com/investor

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M15216-P82420-Z49634

Proxy Form	Proxy Form

DELL INC.

PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 17, 2009

AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF DELL INC.

By casting your voting instructions on the reverse side, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Dell common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Directors Recommendations indicated on the reverse side, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

www.dell.com ONE DELL WAY ROUND ROCK, TX 78682	OPTIONS FOR SUBMITTING PROXY

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on July 16, 2009. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Dell Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on July 16, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Dell Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M15215-P82420-Z49634	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DELL INC.				For	Withhold	For All	To withhold authority to vote for
				All	All	Except	any individual nominee(s), mark
							“For All Except” and write the number(s) of the nominee(s) on the line below.
Proposal 1 – Election of Directors
The Board of Directors Recommends a Vote FOR all Nominees				☐	☐	☐
	Nominees
(01)	James W. Breyer	(06)	Judy C. Lewent
(02)	Donald J. Carty	(07)	Thomas W. Luce, III
(03)	Michael S. Dell	(08)	Klaus S. Luft
(04)	William H. Gray, III	(09)	Alex J. Mandl
(05)	Sallie L. Krawcheck	(10)	Sam Nunn

				For	Against	Abstain		For	Against	Abstain

Proposal 2 – Ratification of Independent Auditor				☐	☐	☐	Stockholder Proposal 2 – Adopt Simple Majority Vote	☐	☐	☐

The Board of Directors Recommends a Vote FOR the Ratification of Independent Auditor							The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Adopting Simple Majority Vote
Stockholder Proposal 1 – Reimbursement of Proxy Expenses				☐	☐	☐

The Board of Directors Recommends a Vote AGAINST the Stockholder Proposal Relating to Reimbursement of Proxy Expenses

Each joint owner should sign. Signatures should correspond with the names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date